UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

LORILLARD, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders for 2011 (the “Annual Meeting”) of Lorillard, Inc. (the “Company”), which will be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on May 19, 2011 at 10:00 a.m., eastern daylight time.

At the Annual Meeting, shareholders will be asked to elect the three nominees named in the attached proxy statement to hold office as Class III Directors until the Annual Meeting of Shareholders for 2014, to hold a non-binding, advisory vote on the Company’s executive compensation, to hold a non-binding, advisory vote on the frequency of future advisory votes on the Company’s executive compensation, to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, to consider two shareholder proposals, if properly presented at the Annual Meeting, and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares. Also enclosed is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Admission to the Annual Meeting will be by ticket only. If you are a registered shareholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the “About the Annual Meeting of Shareholders” section of the Proxy Statement to obtain a ticket.

Your participation in the Company’s Annual Meeting is important, regardless of the number of shares you own. In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. As a shareholder of record, you can vote your shares by telephone, electronically via the Internet or by submitting the enclosed proxy card. If you vote using the proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your interest in Lorillard, Inc. We look forward to seeing you at the meeting.

Sincerely,

Murray S. Kessler
Chairman, President and CEO

LORILLARD, INC.
714 Green Valley Road
Greensboro, North Carolina 27408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FOR 2011
To Be Held on May 19, 2011

To Our Shareholders:

The Annual Meeting of Shareholders of Lorillard, Inc. (the “Company”) for 2011 will be held at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, on May 19, 2011 at 10:00 a.m., eastern daylight time (the “Annual Meeting”), to consider and vote upon the following matters:

1. To elect the three nominees named in the attached proxy statement to hold office as Class III Directors until the Annual Meeting of Shareholders for 2014, and until their successors are duly elected and qualified;

2. To hold a non-binding, advisory vote on the Company’s executive compensation;

3. To hold a non-binding, advisory vote on the frequency of future advisory votes on the Company’s executive compensation;

4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

5. To consider a shareholder proposal on a majority vote standard for director elections, if properly presented at the Annual Meeting;

6. To consider a shareholder proposal on reporting political contributions and expenditures, if properly presented at the Annual Meeting; and

7. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 29, 2011 as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Ronald S. Milstein
Senior Vice President, Legal and External Affairs,
General Counsel and Secretary

April 6, 2011

IMPORTANT  NOTICE  REGARDING  THE  AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2011 TO BE HELD ON MAY 19, 2011. THE PROXY STATEMENT FOR THE ANNUAL MEETING AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, BOTH OF WHICH ARE PROVIDED HEREWITH, ARE ALSO AVAILABLE AT http://investors.lorillard.com/phoenix.zhtml?
c=134955&p=irol-proxy.

PLEASE  VOTE  YOUR  SHARES  IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. IF VOTING USING THE ENCLOSED PROXY CARD, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THE ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

LORILLARD, INC.
714 Green Valley Road
Greensboro, North Carolina 27408

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS FOR 2011
TO BE HELD ON MAY 19, 2011

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Who is soliciting my vote?

The Board of Directors of Lorillard, Inc., a Delaware corporation (“we,” “our,” “us,” “Lorillard” or the “Company”), is soliciting your vote at our Annual Meeting of Shareholders for 2011, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date at the time and place, and for the purposes set forth in the accompanying notice. This Proxy Statement and Appendix A, the accompanying notice of annual meeting, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on February 18, 2011 are being mailed to shareholders on or about April 6, 2011.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the matters outlined in the accompanying notice. The only matters scheduled to be acted upon at the Annual Meeting are (1) the election of the three nominees named in this Proxy Statement to hold office as Class III Directors (see page 7 of this Proxy Statement), (2) a non-binding, advisory vote on the Company’s executive compensation (see page 14 of this Proxy Statement), (3) a non-binding, advisory vote on the frequency of future advisory votes on the Company’s executive compensation (see page 16 of this Proxy Statement), (4) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (see page 51 of this Proxy Statement), (5) two shareholder proposals, if properly presented at the Annual Meeting (see pages 54 and 55 of this Proxy Statement) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who can attend the Annual Meeting?

Only shareholders of record as of March 29, 2011 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Registration and seating for the Annual Meeting on May 19, 2011 will begin at 9:00 a.m. Shareholders will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 714 Green Valley Road, Greensboro, North Carolina 27408, the Company’s principal place of business, and ending on the date of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and our guests. Admission will be by ticket only. For registered shareholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Annual Meeting ticket. If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank or broker, you should request tickets in writing from Lorillard, Inc., Attention: Investor Relations, 714 Green Valley Road, Greensboro, North Carolina 27408, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming your beneficial ownership. Shareholders who do not obtain tickets in advance may obtain them on the Annual Meeting date at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with our security procedures, all persons attending the Annual Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Annual Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

How many votes do I have?

You will have one vote for every share of our common stock, $0.01 par value, (“Common Stock”) you owned on the Record Date.

What is a broker non-vote?

Generally, a broker non-vote occurs when shares held by a bank or broker for a beneficial owner are not voted with respect to a particular proposal because (i) the bank or broker has not received voting instructions from the beneficial owner and (ii) the bank or broker lacks discretionary voting power to vote such shares on a particular matter. Under the New York Stock Exchange (the “NYSE”) regulations, a bank or broker does not have discretionary voting power with respect to “non-routine” matters. The NYSE rules classify the Proposal Nos. 1, 2, 3, 5, and 6 in the Proxy Statement as non-routine matters which prevents banks and brokers from voting the shares of beneficial owners who do not provide voting instructions. As a result, banks and brokers do not have discretionary authority to vote the shares of beneficial owners for Proposal Nos. 1, 2, 3, 5 and 6. Banks and brokers do have discretionary authority to vote for Proposal No. 4.

How many votes can be cast by all shareholders?

143,713,505 votes may be cast at the Annual Meeting, representing one vote for each share of our Common Stock that was outstanding on the Record Date. There is no cumulative voting, and the holders of our Common Stock vote together as a single class.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining the existence of a quorum.

How many votes are required to elect directors and adopt any other proposals?

Proposal No. 1 — the election of directors — is determined by the affirmative vote of a plurality of the shares of our Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Similarly on Proposal No. 3, we will deem the recommendation of shareholders about the frequency of future advisory votes on the Company’s executive compensation to be the frequency option that receives the affirmative vote of a plurality of the shares of our Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Under applicable Delaware law, in determining whether such nominees or the proposal have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. With respect to the election of directors, votes may be cast “for” all nominees, “withheld” from all nominees, or “withheld” specifically from identified nominees. With respect to the approval of the nonbinding, advisory vote on the frequency of future advisory votes on the Company’s executive compensation, votes may be cast for “one,” “two” or “three” years, or a shareholder may abstain from voting on such proposal. Pursuant to NYSE regulations, brokers do not have discretionary voting power on either of these proposals.

Proposal Nos. 2, 4, 5 and 6 — approval of the nonbinding, advisory vote on the Company’s executive compensation, the ratification of the selection of our independent registered public accounting firm and two shareholder proposals — and generally all other matters that may come before the Annual Meeting require the affirmative vote of a majority of the shares of our Common Stock present, in person or by proxy, and entitled to vote on the specific proposal at the Annual Meeting. Votes may be cast “for” or “against” such proposals, or a shareholder may abstain from voting on such proposals. Abstentions will have the same effect as a negative vote on these proposals. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to any of these proposals, except the ratification of the selection of our independent registered public accounting firm.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Annual Meeting.

Alternatively, in lieu of returning signed proxy cards, our shareholders of record can vote their shares by telephone or via the Internet. If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., eastern daylight time, on May 18, 2011. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to our Corporate Secretary or by attending the Annual Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of our Common Stock represented by proxies received by us (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the shareholder has specified his or her choice with respect to the proposals described in this Proxy Statement, including the election of directors and ratification of the selection of the independent registered public accounting firm, will be voted in accordance with the specification(s) so made.

If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the proposals at the Annual Meeting. If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted as follows:

Board’s Voting
Proposal	Description	Recommendation

1	Election of three Class III Directors	FOR
2	Non-binding, advisory vote on the Company’s executive compensation	FOR
3	Non-binding, advisory vote on the frequency of future advisory votes on the Company’s executive compensation	ONE YEAR
4	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm	FOR
5	Shareholder proposal on a majority vote standard for director elections	NO POSITION
6	Shareholder proposal on political contributions and expenditures	AGAINST

If you are a shareholder through a bank or broker, see “What is a broker non-vote?” above for more information on how shares may be voted in the absence of submitted voting instructions.

Could other matters be decided at the Annual Meeting?

The Board of Directors does not intend to bring any matter before the Annual Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Company in person or by telephone, facsimile or other electronic means. We have engaged Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies for a fee of $14,000 plus expenses. In accordance with the regulations of the SEC and the NYSE, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock as of the Record Date.

Has the Company adopted the new e-proxy rules for the delivery of the proxy materials?

No. We are delivering the proxy materials, including the 2010 Annual Report, the Proxy Statement and other materials, to all shareholders. We will evaluate whether to adopt the notice and access option under the e-proxy rules for delivery of proxy materials for future annual meetings.

How can I access the Company’s proxy materials and 2010 Annual Report electronically?

Copies of the 2010 Annual Report, the Proxy Statement and other materials filed by the Company with the SEC are available without charge to shareholders on our corporate website at www.lorillard.com or upon written request to Lorillard, Inc., Attention: Corporate Secretary, 714 Green Valley Road, Greensboro, North Carolina 27408. You can elect to receive future annual reports and proxy statements electronically by following the instructions provided if you vote via the Internet or by telephone.

What financial information is accompanying the Proxy Statement?

Accompanying the Proxy Statement is the 2010 Annual Report. The 2010 Annual Report includes our audited consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008. Based on the inherent uncertainties of our business, the historical financial information included in the 2010 Annual Report and selected financial data may not be indicative of what our results of operations and financial position will be in the future.

NO    PERSON    IS    AUTHORIZED    TO   GIVE   ANY   INFORMATION   OR   TO   MAKE   ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS

Our Board of Directors currently consists of eight members. Our charter divides our Board of Directors into three classes of Directors having staggered terms, with one class being elected each year for a new three-year term and until their successors are elected and qualified. The term for Class I Directors expires at the annual meeting of our shareholders for 2012, the term for Class II Directors expires at the annual meeting of our shareholders for 2013 and the term for Class III Directors expires at the annual meeting of our shareholders for 2011. The following table sets forth certain information with respect to the members of our Board of Directors:

			Term Expires
			at Annual
			Meeting Held
Name	Age	Position(s)	for the Year

Murray S. Kessler	51	Chairman of the Board, President and Chief Executive Officer	2011
Robert C. Almon	59	Director	2012
Dianne Neal Blixt	51	Director	2011
Virgis W. Colbert	71	Director	2013
David E.R. Dangoor	61	Director	2011
Kit D. Dietz	54	Director	2012
Richard W. Roedel	61	Director	2013
Nigel Travis	61	Director	2012

Below are biographies for each of the director nominees and continuing directors which contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or at any time in the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates to the Board is described below under “Corporate Governance — Nomination Process and Qualifications for Director Nominees” (see page 11 of this Proxy Statement).

Murray S. Kessler joined Lorillard in September 2010 as Director, President and Chief Executive Officer, and assumed the role of Chairman of the Board on January 1, 2011. Prior to joining Lorillard, Mr. Kessler was Vice Chair of Altria Group, Inc. and President and Chief Executive Officer of UST LLC, a wholly owned subsidiary. Mr. Kessler held this position from January 2009 through June 2009, the six months following the acquisition of UST, Inc. (“UST”) by Altria. Prior to 2009, Mr. Kessler had served as Chairman of the Board of UST, the principal businesses of which included U.S. Smokeless Tobacco Company (“USSTC”) and Ste. Michelle Wine Estates, since January 2008 and President and Chief Executive Officer of UST since January 2007. He was President and Chief Operating Officer from November 2005 to December 2006 and was President of USSTC from April 2000 through October 2005. Prior to joining UST, Mr. Kessler had over 18 years of consumer packaged goods experience with companies, including Campbell Soup and Clorox. As a result of these and other professional experiences, Mr. Kessler has particular knowledge of and extensive experience in the leadership, operations, strategic planning, finance, sales and marketing of a major company in the tobacco industry, senior management of regulated consumer package goods companies as well as public company board and committee practices.

Robert C. Almon became a Director of Lorillard on November 4, 2008. Mr. Almon became Executive Vice President and Chief Financial Officer of Pace University in New York on May 12, 2010. From 1998 until 2007, Mr. Almon was a principal of Ernst & Young LLP where he established and served as National Director of the Center for Strategic Transactions, a strategy consulting practice focused on enhancing shareholder value, and subsequently he served on Ernst & Young’s Partner Advisory Council. Prior to 1998, Mr. Almon was a Managing Director in Corporate Finance at Salomon Brothers (now Citigroup) and previously at Lehman Brothers. Before becoming an investment banker he held strategic and treasury positions with General Motors Corporation and General Motors Acceptance Corporation (now Ally Financial). Since May 2009, Mr. Almon has served as the independent trustee of GMAC Common Equity Trust I (“Trust”) with absolute discretion to manage approximately

10% of the common equity interests of GMAC held by the Trust for the benefit of General Motors Company as sole beneficiary. As a result of these and other professional experiences, Mr. Almon has particular knowledge of and extensive experience in strategic consulting, capital structure, finance and risk management.

Dianne Neal Blixt became a Director of Lorillard, Inc. on January 5, 2011. Ms. Blixt served as Executive Vice President and Chief Financial Officer of Reynolds American Inc. (“RAI”) from July 2004 until her retirement in December 2007. Prior to that, she had served as Executive Vice President and Chief Financial Officer of R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) from July 2003 to June 2004. Ms. Blixt had been with RAI and its subsidiaries since 1988. Ms. Blixt served on the board of directors of LandAmerica Financial Group, Inc. from 2006 to 2009 and Metavante Technologies, Inc. from 2007 to 2009. She is also a board member for the Reynolda House Museum of American Art, the UNC Greensboro Bryan School MBA program, and Summit School. As a result of these and other professional experiences, Ms. Blixt has particular knowledge and extensive experience in finance, accounting, risk management and strategic planning in the tobacco industry.

Virgis W. Colbert became a Director of Lorillard on July 8, 2008. Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company since 1979, including Executive Vice President of Worldwide Operations from 1997 to 2005 and Senior Vice President of Operations from 1993 to 1997. He continues to serve as a Senior Advisor to MillerCoors LLC. Mr. Colbert serves on the Board of Directors of Bank of America Corp., Sara Lee Corporation, Stanley Black & Decker and The Manitowoc Company, Inc. Mr. Colbert also served on the Board of Directors of Merrill Lynch & Co., Inc. from 2006 to 2008. He is Chairman Emeritus of the Board for the Thurgood Marshall Scholarship Fund, former Chairman of the Board of Trustees for Fisk University, and a member of Omega Psi Phi Fraternity and the Boule’. He is a life member of the National Association for the Advancement of Colored People. As a result of these and other professional experiences, Mr. Colbert has particular knowledge of and extensive experience in public company board and committee practices and in the management and oversight of a regulated consumer business, including operations, logistics and strategic planning.

David E.R. Dangoor became a Director of Lorillard on July 8, 2008. Mr. Dangoor has been President of Innoventive Partners LLC, a firm providing consulting services in the fields of marketing strategy and public relations since 2003, and has served as a Managing Partner of the consulting firm Cato Dangoor & Associates, London, since 2002. Mr. Dangoor retired from Philip Morris in 2002 following more than 27 years in senior executive positions, which included Head of Marketing, Philip Morris Germany; President, Philip Morris Canada; Senior Vice President of Marketing, Philip Morris USA, and Executive Vice President, Philip Morris International. Mr. Dangoor serves as a director of Lifetime Brands, Inc. and ICP Solar Technologies, Inc.; Chairman of the Board of Directors of BioGaia AB; and a member of the Advisory Board of the Denihan Hospitality Group. As a result of these and other professional experiences, Mr. Dangoor has particular knowledge and extensive experience in marketing, finance and strategic planning in the tobacco industry.

Kit D. Dietz became a Director of Lorillard on June 10, 2008. Mr. Dietz is the principal of Dietz Consulting LLC, a consulting firm founded in 2004 to provide consulting services for the convenience industry in the United States and Canada. In 2003, Mr. Dietz was a Senior Vice President with Willard Bishop Consulting LTD, which provides consulting services to companies in the food industry, including consumer packaged goods companies. In addition, Mr. Dietz has served on the Board of Directors of the American Wholesale Marketer’s Association, an international trade organization working on behalf of convenience distributors in the United States, and was the Chairman of its Industry Education Committee. Mr. Dietz continues to provide consulting services to the American Wholesale Marketer’s Association and leading consumer packaged goods manufacturers to enhance their market strategies and efficiencies in the convenience channel. As a result of these and other professional experiences, Mr. Dietz has particular knowledge of and extensive experience with supply chain and strategic consulting in the tobacco industry and its distribution channels.

Richard W. Roedel became a Director of Lorillard on June 10, 2008 and was elected Lead Independent Director on February 25, 2010. Mr. Roedel is currently a director and chairman of the audit committee for Sealy Corporation and Brightpoint, Inc. He is also a director and audit committee member for IHS, Inc., Six Flags Entertainment Corporation and Luna Innovations Incorporated as well as the non-executive chairman of Luna. From 1985 through 2000, Mr. Roedel was employed by the accounting firm BDO Seidman LLP, the United States member firm of BDO International, as an Audit Partner, being promoted in 1990 to Managing Partner in Chicago, and then to Managing

Partner in New York in 1994, and finally in 1999 to Chairman and Chief Executive. Mr. Roedel joined the Board of Directors of Take-Two Interactive Software, Inc., a publisher of video games, in November 2002 and served in various capacities with that company through June 2005 including Chairman and Chief Executive Officer. Mr. Roedel is a director and chairman of the audit committee of Broadview Network Holdings, Inc., a private company, and a director of the Association of Audit Committee Members, Inc., a non-profit association of audit committee members dedicated to strengthening the audit committee by developing best practices. Mr. Roedel is a certified public accountant. As a result of these and other professional experiences, Mr. Roedel has particular knowledge of and extensive experience in finance, accounting and risk management and in public company board and committee practices.

Nigel Travis became a Director of Lorillard on July 8, 2008. Mr. Travis is the Chief Executive Officer of Dunkin Brands, Inc., a position he has held since January 2009. Mr. Travis had been President and Chief Executive Officer of Papa John’s International, the world’s third largest pizza company since 2005, where he was responsible for running the company’s operations across 20 countries. Prior to this he was President and Chief Operating Officer of Blockbuster Inc. where he worked for ten years. He has also worked at Burger King Corporation as Managing Director of Europe, Middle East and Africa and held positions at Grand Metropolitan, Esso Petroleum, Kraft Foods and Rolls Royce. Mr. Travis served as a director for The Bombay Company from 2000 to 2008 and Papa Johns International, Inc. from 2005 to 2008. As a result of these and other professional experiences, Mr. Travis has particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses, including extensive leadership, human resources, operations and strategic planning experience.

Independence of the Board of Directors

Under the rules of the NYSE, our Board of Directors is required to affirmatively determine which directors are independent and to disclose such determination in the 2010 Annual Report and in the proxy statement for each annual meeting of shareholders going forward. On February 17, 2011, our Board of Directors reviewed each director’s relationships with us in conjunction with our Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our Independence Standards is attached to this Proxy Statement as Appendix A and is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of our Independence Standards is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. At the meeting, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, affirmatively determined that all non-executive directors — Ms. Blixt and Messrs. Almon, Colbert, Dangoor, Dietz, Roedel and Travis — meet the categorical standards under the Independence Standards and are independent directors under the NYSE Listing Standards.

In the course of its determination of the independence of each non-executive director, the Board of Directors considered the service of Ms. Blixt and her husband on the board of directors of Technology Concepts & Design, Inc. (“TCDI”), a litigation support technology company, which provides services to the Company. Ms. Blixt resigned as a director of TCDI in 2010. In 2010, the Company paid $1.75 million in fees to TCDI. Based on her prior position and her husband’s position as a director of TCDI, our Board considered Ms. Blixt’s relationship with TCDI and determined that it was not a material relationship for the purpose of determining her independence.

The Board determined that Mr. Kessler, who serves as an executive officer of the Company, is not an independent director. Accordingly, seven of the eight members of our Board of Directors are independent in compliance with our Corporate Governance Guidelines, which require a majority of independent directors.

PROPOSAL NO. 1 — ELECTION OF CLASS III DIRECTORS

The Board of Directors has nominated Ms. Dianne Neal Blixt and Messrs. Murray S. Kessler and David E.R. Dangoor to be elected at the Annual Meeting to serve as Class III Directors for a three-year term ending at the annual meeting of shareholders for 2014 and until their successors are duly elected and qualified. Each of the nominees are currently incumbent directors of the Company. The terms of the remaining Class I Directors and Class II Directors expire at the annual meeting of shareholders for 2012 and 2013, respectively.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unavailable to serve, the shares of our Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such other person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our amended and restated certificate of incorporation and amended and restated by-laws.

Vote Required

Directors shall be elected by the affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power on this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A CLASS III DIRECTOR. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE THREE NOMINEES LISTED ABOVE.

COMMITTEES OF THE BOARD

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consisting of directors who have been affirmatively determined to be “independent” as defined in our Independence Standards, the NYSE Listing Standards and applicable SEC regulations. Each of these committees operates pursuant to a written charter approved by the Board of Directors and available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of each committee charter is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Audit Committee

The Audit Committee assists our Board of Directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit staff and our independent registered public accounting firm. In addition, the Audit Committee is responsible for oversight of our system of internal control over financial reporting and our enterprise risk management and has sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee is a separately-designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is comprised of Messrs. Roedel (Chair), Almon and Dangoor and Ms. Blixt. Each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. The Audit Committee is also required to have at least one member that qualifies as an “audit committee financial expert” as defined by the SEC regulations. Our Board of Directors has determined that Ms. Blixt and Messrs. Almon and Roedel qualify as audit committee financial experts, and that Mr. Roedel’s simultaneous service on the audit committees of five public companies, in addition to us, does not impair his ability to effectively serve on our Audit Committee. Each member of the Audit Committee is an independent director. During 2010, the Audit Committee met nine times.

Compensation Committee

The Compensation Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers; reviewing and reporting to the Board of Directors on compensation of directors and board committee chairs; and administering our incentive and equity-based compensation plans. See “Executive Compensation” for additional information regarding the process for the determination and consideration of executive compensation, including the involvement of management and compensation consultants. The Compensation Committee is comprised of Messrs. Colbert (Chair), Almon, Dietz and Travis. Each member of the Compensation Committee is an independent director. During 2010, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending nominees for our Board of Directors for each annual meeting (see “Nomination Process and Qualifications for Director Nominees” below); evaluating the composition, organization and governance of our Board of Directors and its committees and developing and recommending corporate governance principles and policies applicable to us. The Committee is comprised of Messrs. Dietz (Chair), Colbert, Dangoor and Roedel. Each member of the Nominating and Corporate Governance Committee is an independent director. During 2010, the Nominating and Corporate Governance Committee met five times.

BOARD AND SHAREHOLDER MEETINGS

During 2010, our Board of Directors held eight meetings and acted by unanimous written consent on two occasions. In addition, the standing committees of the Board of Directors held an aggregate of 19 meetings in that period. In 2010, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board of Directors on which they served. All directors are expected to attend each regularly scheduled Board of Directors meeting as well as each annual meeting of our shareholders (subject to limited exceptions). All of our directors attended the Company’s Annual Meeting of Shareholders for 2010.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the compensation of our non-executive directors. Members of our Board of Directors who are also our officers or employees do not receive compensation for serving as a director (other than travel-related expenses for Board meetings held outside of our corporate offices). The following table sets forth the annual retainer and stipend compensation for non-executive directors:

Compensation

Annual Non-Executive Director Cash Retainer	$100,000
Annual Non-Executive Director Equity Retainer	100,000
Lead Independent Director Stipend	20,000
Audit Committee Chair Stipend	20,000
Compensation Committee Chair Stipend	15,000
Nominating and Corporate Governance Committee Chair Stipend	10,000

The annual non-executive director cash retainer set forth in the table above is paid in $25,000 installments in the first week of each calendar quarter. The Lead Independent Director and Audit, Compensation and Nominating and Corporate Governance Committees chair cash stipends are paid in full with the first quarterly installment of the annual non-executive director cash retainer for the calendar year. The annual non-executive director equity retainer is granted in the form of restricted stock annually during the first quarter of each calendar year. The number of shares of restricted stock is determined by dividing the amount of the annual non-executive director equity retainer by the closing price of our Common Stock on the date of grant (rounding up to the nearest whole share). The restricted stock vests in full on the first anniversary of the date of grant if the director continues to serve as a director through such date (or on the earlier of the death or disability of such director). Directors may use the Company’s fractionally owned aircraft for travel to and from Board meetings and are reimbursed for other travel-related expenses for Board and committee meetings. The Board has also adopted a reimbursement policy for director attendance at third-party director education programs (up to $7,500 per year). We do not maintain a pension plan, incentive plan or deferred compensation arrangements for non-executive directors. Non-executive directors did not receive any other compensation for 2010.

Director Compensation Table

The following table sets forth the compensation paid to or earned by each non-executive director for 2010:

	Fees
	Earned or	Stock
Non-Executive Director	Paid in Cash(2)	Awards(3)	Total

Robert C. Almon	$100,000	$100,033	$200,033
Dianne Neal Blixt(1)	—	—	—
Virgis W. Colbert	115,000	100,033	215,033
David E.R. Dangoor	100,000	100,033	200,033
Kit D. Dietz	110,000	100,033	210,033
Richard W. Roedel	140,000	100,033	240,033
Nigel Travis	100,000	100,033	200,033

(1)	Ms. Blixt joined the Board of Directors on January 5, 2011 and received no compensation for 2010.

(2)	The fees include four quarterly retainer payments of $25,000 to each non-executive director in 2010. In addition, Messrs. Roedel, Colbert and Dietz received $40,000, $15,000 and $10,000, respectively, representing the annual committee chair stipends for their respective service as Lead Independent Director and chair of the Audit Committee, chair of the Compensation Committee and chair of the Nominating and Corporate Governance Committee during 2010.

(3)	The amount shown reflects the grant date fair value of the restricted stock awarded to be expensed for each non-executive director in 2010, calculated under FASB ASC Topic 718 using the closing price for our Common Stock on the date of grant. Each director received an annual non-executive director equity retainer award of 1,342 shares of restricted stock on February 25, 2010. The closing price of our Common Stock was $74.54 on February 25, 2010. Each restricted stock grant vests in full on the first anniversary of the date of grant if the director continues to serve as a director on such date (or on the earlier of the death or disability of such director). Non-executive directors received payment of dividends on unvested restricted stock awarded for each dividend declared for all shareholders.

CORPORATE GOVERNANCE

Executive Sessions of Independent Directors

Executive sessions of independent directors without management present are held regularly by the Board of Directors. In 2010, the independent directors met in executive session without management five times. The Board of Directors elected Mr. Roedel to serve as Lead Independent Director and as such, he presided over the executive sessions of the independent directors in 2010.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in monitoring the effectiveness of policy and decision making, both at the Board of Directors and management levels with a view to enhancing shareholder value over the long term. The Corporate Governance Guidelines outline, among other things, the following:

•	the composition of the Board of Directors, including director qualification standards;

•	the responsibilities of the Board of Directors, including access to management and independent advisors;

•	the process for interested parties to communicate with the Board of Directors;

•	the conduct of Board of Directors and committee meetings;

•	succession planning for our Chief Executive Officer; and

•	the process for evaluating the performance of and compensation for the Board of Directors and the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” A copy of our Corporate Governance Guidelines is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Code of Business Conduct and Ethics

We are committed to maintaining high standards for honest and ethical conduct in all of our business dealings and complying with applicable laws, rules and regulations. In furtherance of this commitment, our Board of Directors promotes ethical behavior and has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that is applicable to all of our employees, including our Directors and officers. The Code of Conduct provides, among other things:

•	guidelines with respect to ethical handling of possible conflicts of interest, corporate opportunities and protection of corporate assets;

•	standards for dealing with customers, suppliers, employees and competitors;

•	a requirement to comply with all applicable laws, rules and regulations, including but not limited to insider trading prohibitions;

•	standards for promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us;

•	reporting procedures promoting prompt internal communication of any suspected violations of the Code of Conduct to the appropriate person or persons; and

•	disciplinary measures for violations of the Code of Conduct.

The Code of Conduct is available on our corporate website at www.lorillard.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Code of Conduct, or waivers of the provisions thereof, to our corporate website under the heading “Investor Relations — Corporate Governance.” A copy of the Code of Conduct is also available to shareholders upon request, addressed to the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408.

Nomination Process and Qualifications for Director Nominees

The Board of Directors has established certain procedures and criteria for the selection of nominees for election as a member of our Board of Directors. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for screening candidates, for developing and recommending to the Board criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the annual meeting of shareholders. In recommending candidates, the committee may consider criteria it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations, the interplay of the candidate’s experience with the experience of the other directors and the extent to which the candidate would be a desirable addition to the Board of Directors. The Company does not have a formal policy with regard to diversity although the Board and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board represent a diversity of backgrounds, experience and viewpoints. In considering a candidate for nomination to the Board, the Nominating and Corporate Governance Committee considers the sum of his or her qualifications in the context of the foregoing criteria.

Our amended and restated by-laws provide the procedure for shareholders to make director nominations either at any annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. A shareholder who is both a shareholder of record on the date of notice as provided for in our amended and restated by-laws and on the record date for the determination of shareholders entitled to vote at such meeting and gives timely notice can nominate persons for election to our Board of Directors either at an annual meeting of shareholders or at any special meeting of shareholders called for the purpose of electing directors. The Nominating and Corporate Governance Committee considers all nominee candidates in its screening process. To be timely, the notice must be delivered to or mailed and received by the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408:

•	in the case of an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs, and

•	in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, the shareholder’s notice to our Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the class or series and number of shares of our capital stock which are owned beneficially or of record by the shareholder;

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Communication with Non-Executive Directors

In accordance with our Corporate Governance Guidelines, interested parties, including shareholders, may communicate with the Board of Directors, the non-executive directors as a group, the Lead Independent Director or any individual director by forwarding such communication to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Corporate Secretary shall forward all interested party communications to the appropriate members of the Board.

Board Leadership Structure

The Board believes that independent oversight of management is an important component of an effective board of directors. The Board has determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to serve as Chairman of the Board. Mr. Kessler has served as the Chairman and Chief Executive Officer of UST Inc. prior to joining the Company on September 13, 2010, and was appointed the Company’s Chairman of the Board on January 1, 2011. He is the director most familiar with both the tobacco industry and the Company’s strategic priorities. The Board believes that Mr. Kessler is best situated to serve as Chairman of the Board given his background and experience and the combined role promotes clear accountability, effective decision making and efficient communication and execution of corporate strategy. The Board retains the authority to modify this structure to best address the Company’s unique circumstances and the best interests of our shareholders, as necessary and appropriate.

The Board believes that its existing corporate governance policies and practices provide independent oversight and accountability of management. The Company’s Corporate Governance Guidelines and Committee charters provide for a number of processes and practices, including the appointment of a Lead Independent Director, executive sessions of the independent directors without management at each regular Board meeting; a supermajority of independent directors exceeding the NYSE Listing Standards; and an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comprised exclusively of independent directors.

Lead Independent Director

The independent directors of the Board elected Mr. Roedel to serve as Lead Independent Director in February 2010. The Lead Independent Director serves as the liaison between the Chairman of the Board of Directors and the independent directors; presides over all executive sessions of the independent directors; in the absence of the Chairman, serves as chairman at the meetings of the Board of Directors; establishes the agenda for the executive sessions of the independent directors; with the Chairman of the Board of Directors and the Corporate Secretary, establishes the agenda for regular Board meetings; coordinates with the committee chairs regarding committee agenda and information requirements; presides over any portions of meetings of the Board of Directors at which (i) the evaluation or compensation of the Chief Executive Officer is presented or discussed or (ii) the performance of the Board of Directors is presented or discussed; coordinates the activities of the other independent directors; and performs such other duties as may be established or delegated by the Chairman of the Board of Directors.

Board’s Role in Risk Oversight

The Board of Directors as a whole and through its Committees oversees the Company’s risk management. The Company has an enterprise risk management program through which material enterprise risks are identified and prioritized by management and presented to the Board and/or one of its Committees. The enterprise risk management program is reviewed by both the Audit Committee and Board of Directors on an annual basis. In addition, members of senior management regularly report to the Board on areas of material risk to the Company. The Board regularly reviews information regarding the Company’s strategy, finances, operations, legal and regulatory developments, research and development, liquidity and competitive environment as well as the risks associated therewith. The Audit Committee oversees the management of risks related to financial reporting and monitors the annual internal audit risk assessment, which identifies and prioritizes risks related to the Company’s internal controls in order to develop internal audit plans for future fiscal years. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board of Directors and potential conflicts of interest. The Compensation Committee oversees the management of risks relating to the Company’s compensation plans and arrangements, including those for its Named Executive Officers. In February 2011, the Compensation Committee, with the assistance of the Committee’s Compensation Consultant (as defined below), reviewed the Company’s compensation policies and practices for all employees, including the Named Executive Officers, and does not believe that the Company’s compensation programs create risks that would be reasonably likely to have a material adverse effect on the Company. Each Committee provides periodic reports to the Board of Directors regarding their areas of responsibility and oversight.

Succession Planning

In November 2009, the Board of Directors announced that it would be implementing a succession review process in anticipation of the retirement of Mr. Orlowsky as Chairman, President and Chief Executive Officer upon the December 31, 2010 expiration of his employment agreement. In order to ensure an orderly succession planning process and to evaluate all relevant options, the Board formed a search committee in 2009. Following the completion of its search process, on August 12, 2010, the Board of Directors announced the election of Mr. Kessler as President and Chief Executive Officer, effective September 13, 2010, and Chairman of the Board, effective January 1, 2011, to succeed Mr. Orlowsky upon his retirement on December 31, 2010.

EXECUTIVE OFFICERS

Our executive officers are set forth in the table below. All executive officers are appointed by and serve at the pleasure of the Board of Directors. Messrs. Kessler, Taylor, Spell, Milstein and Hennighausen together are referred to as the “Named Executive Officers.”

Name	Age	Position(s)

Murray S. Kessler	51	Chairman, President and Chief Executive Officer
David H. Taylor	55	Executive Vice President, Finance and Planning and Chief Financial Officer
Charles E. Hennighausen	56	Executive Vice President, Production Operations
Randy B. Spell	59	Executive Vice President, Marketing and Sales
Ronald S. Milstein	54	Senior Vice President, Legal and External Affairs, General Counsel and Secretary

David H. Taylor is the Executive Vice President, Finance and Planning and Chief Financial Officer of Lorillard. Mr. Taylor joined Lorillard in January 2008. Prior to joining Lorillard, Mr. Taylor was a Senior Managing Director with FTI Palladium Partners, a firm specializing in providing interim management services. In that capacity, he served as Interim Chief Financial Officer of Eddie Bauer Holdings, Inc. from January 2006 to November 2007.

Randy B. Spell is the Executive Vice President, Marketing and Sales of Lorillard and has served in the same position with Lorillard since 1999. Previously, Mr. Spell served as Senior Vice President, Sales for four years and prior to that, as Vice President, Sales for one year. Mr. Spell has been with Lorillard since 1977.

Charles E. Hennighausen is the Executive Vice President, Production Operations of Lorillard. Mr. Hennighausen has served in this position since he joined Lorillard in 2002.

Ronald S. Milstein is the Senior Vice President, Legal and External Affairs, General Counsel and Secretary of Lorillard and has served in the same executive positions with Lorillard since 2005. Previously, Mr. Milstein served as Vice President, General Counsel, and Secretary for seven years. Mr. Milstein has been with Lorillard since 1996.

PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

We recognize the interest the Company’s shareholders have in the Company’s executive compensation policies and practices. In recognition of that interest and in accordance with the requirements of the Securities and Exchange Commission (“SEC”) rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), this proposal, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of this Proxy Statement.

As described in more detail below on page 17 under the heading “Executive Compensation — Compensation Discussion and Analysis,” the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of our shareholders. Provided below are a few highlights of our performance and enhancements to our executive compensation policies and practices in 2010.

•	In 2010, the Company reported record results for net sales, total domestic retail market share, Newport domestic retail market share, net income and earnings per diluted share, significantly outperforming our industry peers as well as exceeding our internal objectives for the year. Pursuant to our pay for performance philosophy, the incentive compensation payouts awarded by the Compensation Committee to the Named Executive Officers reflect this record-setting performance.

•	The Board of Directors and Compensation Committee took a number of actions in 2010 and 2011 to enhance the Company’s executive governance and compensation policies and practices, including the following:

•	Prohibited change in control tax gross up provisions in all new severance agreements and did not include such a provision in the severance agreement for our new Chief Executive Officer;

•	Adopted a clawback policy applicable to all participants in our incentive compensation plans, including the Named Executive Officers;

•	Adopted stock ownership guidelines for our directors and senior executives, including the Named Executive Officers;

•	Eliminated employment agreements with executive officers, including the Chief Executive Officer; and

•	Prohibited all hedging activities in the Company’s Common Stock for all senior executives, including the Named Executive Officers.

•	The following graph compares the cumulative total shareholder return on our Common Stock from June 10, 2008, the date when our Common Stock commenced trading on a “when issued” basis following our separation from Loews Corporation (the “Separation”), to December 31, 2010 with the comparable cumulative return of (i) the S&P 500 Index and (ii) the S&P Tobacco Index. The graph assumes $100 was invested on June 10, 2008 in our Common Stock and in each of the indices and assumes that all cash dividends are reinvested. The table below the graph shows the dollar value of those investments as of the dates in the graph. Our cumulative shareholder return since the Separation has generally equaled or exceeded that of the S&P 500 Tobacco Index and the S&P 500 Index. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of future performance of our Common Stock.

	6/10/08	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10
Lorillard Common Stock	$100.00	$90.25	$94.01	$75.59	$84.12	$93.59	$104.03	$113.75	$108.11	$104.84	$118.70	$122.96
S&P 500 Index	100.00	94.23	85.86	66.49	58.73	67.67	77.82	82.09	86.09	75.87	84.01	92.58
S&P 500 Tobacco Index	100.00	97.77	96.78	83.79	75.09	86.48	95.97	99.21	104.87	95.97	115.40	120.09

The performance graph and related information above shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The shareholder vote on this proposal is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating future compensation decisions relating to our Named Executive Officers.

We request that shareholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, related compensation tables and disclosures, pursuant to the compensation disclosure requirements of the SEC.

Vote Required

The affirmative vote of a majority of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE PROPOSAL.

PROPOSAL NO. 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with SEC regulations and the Dodd-Frank Act, we are providing shareholders with the opportunity to cast an advisory vote on whether the Company should hold a shareholder advisory vote on the Company’s executive compensation, as included in Proposal No. 2 of this Proxy Statement, every one, two or three years. We are required to include this non-binding, advisory vote in our proxy statement no less frequently than once every six years.

Our Board of Directors has determined that an annual advisory vote on executive compensation would allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, practices and actions as disclosed in the proxy statement each year. We recognize that shareholders may have different views as to the appropriate frequency of the advisory vote on executive compensation and look forward to hearing from shareholders as to their preferences. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating the frequency of future advisory votes on executive compensation.

At the Annual Meeting, you may cast your vote on your preferred voting frequency of the advisory vote on the Company’s executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of the proxy statement, by selecting the option of one year, two years, three years or abstain from voting when you vote on this Proposal No. 3. Shareholders will not be voting to approve or disapprove the Board’s frequency recommendation.

Vote Required

The affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE “ONE YEAR” OPTION FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE “ONE YEAR” OPTION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We manage our business with the objective of creating long-term value for our shareholders. In designing and evaluating our compensation programs for our Named Executive Officers, the Compensation Committee considered the performance of the Company and each officer in light of the current economic conditions and the performance of the Company’s primary competitors. In 2010, the Company successfully executed its strategy of profitably growing Newport market share resulting in reported record results for net sales, total domestic retail market share, Newport domestic retail market share, net income and earnings per diluted share for 2010.

Key Performance Highlights for 2010:

•	Annual net sales reached a record $5.932 billion, a 13.4% increase compared to 2009.

•	Annual domestic wholesale shipments increased 5.3% over 2009, a difference of 9.1% compared to a 3.8% industry decline.

•	Total Lorillard domestic retail market share in 2010 reached a record 12.9%, a 1.1 percentage point increase over 2009.

•	Total Newport domestic retail market share in 2010 reached a record 10.95%, a 0.65 percentage point increase over 2009.

•	Annual net income exceeded $1 billion for first time in the Company’s history.

•	Annual earnings per diluted share reached a record $6.78, a 17.7% increase compared to 2009.

•	$1.361 billion was returned to shareholders in 2010 in the form of share repurchases and dividends.

In 2010, the Compensation Committee also undertook a review of the Company’s compensation programs and implemented certain changes, including evolutionary changes to the design of our annual incentive and long-term incentive plans, in order to increase the link between pay and performance while maintaining a degree of consistency in our compensation programs.

Key Executive Compensation Decisions:

•	In 2010, the Compensation Committee established specific performance metrics — adjusted operating income and Newport market share — for the 2010 annual incentive plan which linked directly to the Company’s strategy of profitably growing Newport market share. The Compensation Committee determined that (i) the Company achieved 107.6% of its adjusted operating income target, delivering an incremental $218 million above target, and 106.5% of its Newport market share target, and (ii) these results exceeded the maximum payout targets under the plan resulting in payout at the maximum level.

•	There were no increases in base salary, target annual incentive payouts or target long-term incentive awards for any of the Named Executive Officers for 2010 or 2011.

•	Following an evaluation of the Company’s pay practices, the Compensation Committee reduced the target total direct compensation positioning for the Named Executive Officers to the 50th percentile (median) from the 75th percentile of the market practice for the Peer Group (as described under “Benchmarking” below), which is more in line with the Company’s actual practices.

•	The Compensation Committee adopted stock ownership guidelines for senior executive officers and directors, including the Named Executive Officers.

•	The Compensation Committee eliminated employment agreements with the Named Executive Officers in 2011, including the Chief Executive Officer.

•	The Board of Directors adopted a clawback policy for all participants in the Company’s incentive compensation plans, including the Named Executive Officers, permitting the recovery of incentive compensation paid in the event of a material financial restatement or gross misconduct.

•	The Board completed the succession process for Mr. Orlowsky, the Company’s retiring Chairman, President and Chief Executive Officer, and recruited and negotiated the compensation package for Mr. Kessler to join the Company and succeed Mr. Orlowsky. Mr. Kessler’s compensation package does not include an employment agreement, provides for a larger proportion of his total compensation in the form of equity and does not provide for change in control tax gross up provision in his severance agreement.

•	The Compensation Committee has undertaken to eliminate change in control tax gross up provisions in all new severance agreements.

•	The Company adopted a policy prohibiting hedging of our Common Stock by senior executive officers, including the Named Executive Officers.

•	The Company has not provided the Named Executive Officers with additional years of credited service under the Company’s pension and retirement benefit plans for 2011.

•	The Compensation Committee also changed the long-term incentive plan for stock awards for 2012 in order to provide a stronger link between performance and compensation. These changes include the use of forward-looking performance targets for the performance-based restricted stock awards and the elimination of stock options for stock awards to the Named Executive Officers.

Named Executive Officers

The following are the Named Executive Officers discussed in this Compensation Discussion and Analysis:

Murray S. Kessler	Chairman, President and Chief Executive Officer
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer
Charles E. Hennighausen	Executive Vice President, Production Operations
Randy B. Spell	Executive Vice President, Marketing and Sales
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary
Martin L. Orlowsky	Former Chairman, President and Chief Executive Officer

Mr. Kessler joined the Company on September 13, 2010 as President and Chief Executive Officer to succeed Mr. Orlowsky, who retired on December 31, 2010 after 20 years of service with the Company. See “Succession Planning” above and “Chief Executive Officer Compensation” below for additional information.

Compensation Committee Oversight of Executive Compensation

The Compensation Committee of the Board of Directors is comprised of four independent, non-executive directors — Messrs. Colbert (Chair), Almon, Dietz and Travis — and is responsible for overseeing our executive compensation policies, including evaluating and approving the compensation of the Named Executive Officers as listed in the Summary Compensation Table below. The Board of Directors has adopted a Compensation Committee Charter that sets forth the purpose, composition, authority and responsibilities of the Compensation Committee. The Compensation Committee reviews and determines the base salary, annual and long-term incentive awards, equity awards and other compensation for each Named Executive Officer, including our Chief Executive Officer, and reviews our executive compensation policies, including risks relating to our compensation plans and arrangements. The Compensation Committee reviews the Company’s compensation policies and practices for all employees, including the Named Executive Officers, with regard to whether any such programs create risks that would be reasonably likely to have a material adverse effect on the Company. See “Board’s Role in Risk Oversight” above for additional information. The Compensation Committee also has the authority to engage and retain executive compensation consultants to assist with such evaluations.

Executive Compensation Consultants

The Compensation Committee retained Towers Watson, a nationally recognized executive compensation consulting firm, (“Towers Watson” or, as to the consultants advising the Committee, the “Committee’s Compensation Consultant”) to assist with the evaluation of our executive compensation program. The Committee’s Compensation Consultant analyzed and provided comparative executive compensation data and compensation program proposals to assist in evaluating and setting the compensation of the Named Executive Officers and the overall structure of our executive compensation policies. Towers Watson also provided certain benefit plan services to the Company during 2010. The Compensation Committee reviewed the nature of the services provided and the fees paid and does not believe that these other services impaired the Committee’s Compensation Consultant’s ability to provide the Compensation Committee with an independent perspective on executive compensation. See “Executive Compensation Consultant Fees and Services” below for additional information regarding services provided by and fees paid to Towers Watson in 2010.

In 2009, the Compensation Committee and management agreed to the engagement of an executive compensation consultant to assist management with compensation plan design proposals in order to permit the Committee’s Compensation Consultant to advise the Compensation Committee exclusively. Management engaged Mercer (US) Inc. (“Mercer”), a nationally recognized executive compensation consulting firm, from 2009 until April 2010 and then engaged Pearl Meyer & Partners, LLC (“Pearl Meyer” and together with Mercer, “Management’s Consultant”) for the remainder of 2010 to provide management with advice regarding benchmarking of executive compensation programs, annual incentive and long-term incentive compensation programs, plan design updates, stock ownership guidelines and clawback policies.

Role of Management in Executive Compensation Decisions

Generally, our Chief Executive Officer makes recommendations to the Compensation Committee relating to the compensation of the other Named Executive Officers. In addition, our Chief Executive Officer and Senior Vice President of Human Resources provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for key employees. These proposals may be initiated by the Chief Executive Officer or upon the request of the Compensation Committee and may reflect the advice and counsel of the Committee’s Compensation Consultant or Management’s Consultant.

Benchmarking

Our executive compensation program uses competitive peer group and survey information to assist in determining base salary, annual incentive compensation and stock-based award guidelines. The Compensation Committee considered this information on market practices, which was compiled by the Committee’s Compensation Consultant, along with factors such as internal equity, individual performance, promotion potential and retention risk in determining total direct compensation for our Named Executive Officers. The Committee periodically benchmarks our executive compensation against the compensation paid to executives at a group of peer companies consisting of 20 food, beverage and tobacco companies (the “Peer Group”) and considers survey data for the food, beverage and tobacco industry (the “Survey Data”) to obtain a general understanding of current compensation practices. The companies comprising the Peer Group are listed below.

• Altria Group, Inc.	• H.J. Heinz Company
• Brown Forman Corp.	• Hormel Foods Corp.
• Campbell Soup Company	• J.M. Smuckers Co.
• Chiquita Brands International, Inc.	• Kellogg Company
• The Coca-Cola Company	• Kraft Foods, Inc.
• ConAgra Foods, Inc.	• Molson Coors Brewing Co.
• Constellation Brands, Inc.	• PepsiCo, Inc.
• Dean Foods Co.	• Reynolds American, Inc.
• General Mills, Inc.	• Sara Lee Corp
• The Hershey Company	• Universal Corp.

The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group with the assistance of the Committee’s Compensation Consultant. The Committee’s Compensation Consultant provided executive pay practices information for the Peer Group and Survey Data in order to assist in the compensation evaluation. The Compensation Committee considered the base salary, annual incentive awards and stock-based awards and actual and target total compensation levels for the Peer Group for comparison with those of our Named Executive Officers, in addition to internal equity, individual performance, promotion potential, retention risk and other factors. See “Executive Compensation Policies and Objectives” below for additional information on the use of the Peer Group and Survey Data.

Tally Sheets

In addition to considering compensation levels for the Peer Group and Survey Data, the Compensation Committee also considers information contained in total compensation tally sheets for each Named Executive Officer. The tally sheets summarize each component of compensation, including base salary, target annual incentive plan payout, vested and unvested long-term incentive plan awards, retirement benefits, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities for each Named Executive Officer.

Executive Compensation Policies and Objectives

The objectives of our executive compensation program are to attract and retain highly qualified senior executive officers and provide motivation to ensure a high level of performance in order to maximize shareholder return. To meet these objectives, we established a compensation program for senior executive officers that combines base salary, cash incentives, stock-based awards and benefits. In establishing our executive compensation program, the Compensation Committee considered a number of factors, including:

•	the Company’s business, financial and operational strategies and goals;

•	the executive compensation programs and market practices of large, non-durable consumer goods companies;

•	Peer Group and Survey Data of executive compensation practices and levels and other materials;

•	recommendations of external compensation and benefits consultants; and

•	our historical compensation practices.

Our executive compensation program is designed to align executive compensation within the framework of the Company’s strategic objectives and is intended to motivate and reward executives, including the Named Executive Officers, to achieve Company and individual performance objectives, which are established to further the Company’s short-term and long-term financial and operating goals. The Compensation Committee is responsible for reviewing and approving the compensation for our Named Executive Officers and incentive equity awards for all eligible employees. The Compensation Committee does not rely upon a fixed formula or specific numerical criteria in determining each Named Executive Officer’s total compensation or the allocation of compensation among the various components of compensation described below. Generally, our executive compensation program provides for increased annual incentive plan and incentive equity awards as a percentage of total compensation for our executives as they are promoted to roles of increasing responsibilities. This places more of their compensation at risk and subject to the achievement of our short-term and long-term financial and operating goals. The Compensation Committee exercises its business judgment in determining total compensation based upon the following criteria:

•	our long-term strategic objectives, financial and other performance criteria and individual performance goals;

•	the competitive compensation levels for executive officers at companies in similar businesses and/or of similar size;

•	the overall economic environment and industry conditions;

•	unique circumstances impacting the industry, the Company and our executive officers; and

•	the advice of the Committee’s Compensation Consultant.

Based upon its analysis of these criteria, the Compensation Committee determines each component of executive compensation — base salary, annual incentive awards and stock-based awards — for the Named Executive Officers, taking into consideration internal equity, individual performance, promotion potential, retention risk and other factors. Given the negative public opinion regarding the tobacco industry and consequent difficulty in attracting qualified and talented executives, in order to attract and retain talented executives we historically have established a target total direct compensation at the 75th percentile of market practice for our Peer Group. However, upon a review our actual compensation practices in this regard and the total direct compensation of our Named Executive Officers relative to the Peer Group, in recent years our compensation practices for our Named Executive Officers generally reflected the median of market practice for our Peer Group. Therefore, the Compensation Committee determined that it was in the best interests of the Company and its shareholders to revise this policy to target total direct compensation for the Named Executive Officers at the 50th percentile (median) of market practice for our Peer Group. This target may be adjusted based upon the specific responsibilities, experience and performance of each Named Executive Officer as well as other factors in the Compensation Committee’s discretion.

Components of Executive Compensation

The principal components of compensation for our Named Executive Officers in the last fiscal year were:

Pay Element	Purpose	Description	Link to Performance

Base salary	To attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable portion of cash compensation.	Base salary levels are based on a number of factors and are significantly influenced by each individual’s sustained performance over time, including through promotion to higher positions.
Annual incentive awards	To provide executives with a clear financial incentive to achieve critical short-term operational and financial objectives linked to shareholder wealth.	Annual cash payout based on internal measures of company performance and individual performance over the fiscal year.	80% of the incentive plan’s total payout opportunity is based on internal measures of the Company’s annual performance, specifically earnings (adjusted operating income) and Newport market share for 2010; achievement of individual objectives and overall individual performance determine 20% of the incentive opportunity.
Stock-based incentive awards	To align significant portions of executive compensation to the Company’s long-term performance as measured by stock price growth and total shareholder return and to promote the retention of executive talent.	Annual grants of stock options and restricted stock awards.	The value of all equity awards are predicated on the Company’s stock price and settled in stock. Except in the case of certain terminations of employment, vesting occurs over a three year period, providing executives with a direct, long-term link to stock price.

Pay Element	Purpose	Description	Link to Performance

Retirement, severance and other benefits	To provide executives with an appropriate financial safeguard against individual circumstances or events and to meet competitive market practices with regard to such benefits.	Health and welfare benefits, a defined benefit retirement plan, life insurance and other benefits generally provided to all salaried employees; executives also participate in a non-qualified benefit equalization plan and severance programs.	Since these benefits are generally made available to all employees, there is no specific performance component.

Base Salary.  We pay base salaries in order to attract and retain leadership talent and to provide a competitive basis of compensation that recognizes the executive’s skills and experience relative to his or her responsibilities in the position. In 2010, the Peer Group and Survey Data were used to evaluate base salary ranges for all salaried employees, including the Named Executive Officers. Individual base pay may deviate from the range midpoint due to specific individual factors applicable to each executive, such as seniority, individual performance, experience level, scope of responsibility, or a unique combination of functional responsibilities.

2010 Salary Adjustments.  Upon the recommendation of management, the Committee made no adjustments to the base salaries of the Named Executive Officers for 2010.

2011 Salary Adjustments.  In November 2010, the Compensation Committee reviewed the base salaries for each of the Named Executive Officers and once again made no adjustments to the base salaries of the Named Executive Officers for 2011.

Annual Incentive Awards.  Our annual incentive plan (“AIP”) ensures that a significant portion of each Named Executive Officer’s annual compensation is at risk and dependent upon our overall performance and individual performance criteria intended to align the executive’s interests with those of shareholders. The Compensation Committee is responsible for administering all annual incentive plans pursuant to the terms of the 2008 Incentive Compensation Plan (the “2008 Plan”), which was approved by our shareholders in May 2009. The 2008 Plan provides for cash-based performance awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), subject to certain adjustments for extraordinary items in the discretion of the Compensation Committee. Individual payouts may not exceed $10,000,000 in any plan year pursuant to the terms of the 2008 Plan.

2010 Annual Incentive Plan.  In 2010, the Compensation Committee, in consultation with the Committee’s Compensation Consultant, reviewed and considered the performance targets and terms of the annual incentive plan for 2010 (the “2010 AIP”). The 2010 AIP was developed by management in consultation with Mercer pursuant to the parameters discussed with the Compensation Committee and the Committee’s Compensation Consultant. The Compensation Committee adopted the 2010 AIP with the following performance metrics and weighting:

		Payout Below	Payout at	Payout at	Payout at
2010 AIP Performance Metrics	Weight	Threshold	Threshold	Target	Maximum

Adjusted operating income	40%	0%	50%	100%	200%
Newport market share	40%	0%	50%	100%	200%
Individual performance metrics(1)	20%	0%	0%	100%	100%
Total payout as % of target		0%	40%	100%	180%

(1)	The Committee had full discretion to reduce the individual component based on its determination of each Named Executive Officer’s performance.

Adjusted operating income excludes from the Company’s reported operating income state settlement agreement payments, tobacco grower payments and FDA user fees, each of which is subject to factors outside of the Company’s control. The 2010 AIP provides a payout range of 0 to 1.8 times the target payout with performance metric weighting of 40% for each Company performance with potential payout of 0 to 2.0 times the target payout (based on a range of 95% to 105% of the adjusted operating income target and 95% to 105% of the Newport market share target) and 20%

for individual performance with potential payout of 0 to 1.0 times the target payout. In order to ensure the deductibility of compensation under Section 162(m) of the Code, the Compensation Committee established 2010 AIP funding equal to 0.75% of our net income for 2010 for each Named Executive Officer, subject to the negative discretion of the Compensation Committee based on, among other things, the Company performance metrics and the individual performance metrics for 2010. The actual payments to the Named Executive Officers were significantly below this maximum payout figure, and all payments were fully deductible under Section 162(m) of the Code.

In February 2010, the Compensation Committee reviewed the 2010 AIP payout targets for each Named Executive Officer and determined that no adjustments should be made from those target amounts set in the 2009 AIP. The Compensation Committee approved the 2010 AIP and established the adjusted operating income and Newport market share targets for 2010 and individual targets for each Named Executive Officer, which are specific to their area of responsibility and aligned with the Company’s short-term and long-term strategies. In February 2011, the Compensation Committee evaluated the Company’s performance, including adjusted operating income and Newport market share for 2010, and individual Named Executive Officer performance for 2010 for purposes of determining incentive payouts for the 2010 AIP. The following table sets forth the Company performance targets under the 2010 AIP relative to the Company’s actual performance for 2010.

						Actual
					2010	as % of	Payout
2010 AIP Performance Metrics	Weight	Threshold	Target	Maximum	Performance	Target	Multiple
(Dollars in Millions)		(95%)		(105%)

Adjusted operating income(1)	40%	$2,722	$2,865	$3,008	$3,083	107.6%	2.0
Newport market share	40%	9.77	10.28	10.79	10.95	106.5%	2.0

(1)	Adjusted operating income is the Company’s reported operating income for 2010 ($1,725 million), excluding state settlement agreement payments ($1,212 million), tobacco grower payments ($111 million) and FDA user fees ($35 million).

In reviewing the Company’s performance for 2010, the Compensation Committee noted that the Company set new record highs for net sales, net income, total domestic retail market share, Newport domestic retail market share and diluted earnings per share, resulting in performance that exceeded the maximum payout levels for both the adjusted operating income metric and the Newport market share metric. The Committee made no discretionary adjustments for extraordinary items in determining the achievement of the 2010 AIP performance targets. In addition, the Committee considered the Company’s reported operating income for 2010, which was more than 110% of the adjusted operating income target with state settlement payments, tobacco grower payments and FDA user fees included. The Committee determined that both the Company’s adjusted operating income and Newport retail market share for 2010 exceeded the maximum level for each metric as set forth in the table above, resulting in payout multiples of 2.0 times the payout target (the maximum payout level for performance equal to or greater than 105% of each target) for each Named Executive Officer under the 2010 AIP.

In evaluating the individual performance factors established for each Named Executive Officer, other than Messrs. Kessler and Orlowsky, for 2010, the Compensation Committee considered the recommendations of the Chief Executive Officer and evaluated each Named Executive Officer’s performance relative to his or her individual performance factors as described below. Mr. Taylor’s individual performance factors related to the ongoing execution of capital structure strategy through completion of debt issuance, implementation of a new share repurchase program as well as strengthening the financial reorganization, including the recruitment of a new chief accounting officer. Mr. Spell’s individual performance factors related to new product development initiatives and certain marketing and promotional support program testing and analysis. Mr. Milstein’s individual performance factors related to addressing the legal issues related to the FDA process for the review of the use of menthol in cigarettes, FDA regulatory compliance and the Dodd-Frank Act. Mr. Hennighausen’s individual performance factors related to FDA regulatory compliance and good manufacturing practices, inventory management and shipping efficiencies and enhancements to the Company’s production capabilities. The Compensation Committee determined that each of the Named Executive Officers achieved 100% of their individual performance factors for 2010, resulting in a payout multiple of 1.0 times the payout target for each Named Executive Officer.

The incentive compensation for Messrs. Kessler and Orlowsky under the 2010 AIP was based on the Company’s performance metrics, subject to the Compensation Committee’s negative discretion based on other performance factors. The Compensation Committee evaluated each Chief Executive Officer’s performance, with the assistance of the Committee’s Compensation Consultant, and determined that both had performed exceptionally well not only in delivering the Company’s financial performance in 2010, but also effectively transitioning the chief executive officer role during the fourth quarter 2010.

Based on these factors, the Compensation Committee determined that the aggregate payout multiple for the 2010 AIP was 1.8 times the target payout level for each Named Executive Officer, based on achievement of the Company performance metrics at 2.0 times target (representing 80% of the target payout) and the individual performance factors for 2010 at 1.0 times target (representing 20% of the target payout). In 2010, the Company’s actual adjusted operating income exceeded the adjusted operating income target under the 2010 AIP by $218 million, which exceeded the maximum payout targets under the 2010 AIP and resulted in incremental incentive payments above target to the Named Executive Officers totaling $4.3 million, or 2.0% of such incremental adjusted operating income. The target payouts for 2010 were unchanged from the 2009 levels for each Named Executive Officer, except Mr. Kessler, who joined the Company in 2010. The Compensation Committee awarded 2010 AIP payouts equal to 1.8 times the payout target for each Named Executive Officer. The target payout and actual payouts under the 2010 AIP for the Named Executive Officers are set forth below, and actual payouts are included in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table.

		2010 AIP	2010 AIP
Name	Title	Target Payout	Actual Payout

Murray S. Kessler(1)	Chairman, President and Chief Executive Officer	$553,846	$996,923
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000	1,440,000
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000	990,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	550,000	990,000
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000	810,000
Martin L. Orlowsky	Former Chairman, President and Chief Executive Officer	2,500,000	4,500,000

(1)	Mr. Kessler joined the Company on September 13, 2010, and his annual target payout of $1,800,000 was pro rated for 2010.

2011 Annual Incentive Plan.  In 2011, the Compensation Committee, in consultation with the Committee’s Compensation Consultant, reviewed and considered the performance targets and terms of the annual incentive plan for 2011 (the “2011 AIP”). The design of the 2011 AIP is consistent with that of the 2010 AIP with the addition of the potential for the Named Executive Officers to exceed the individual performance factors and receive up to 1.2 times the payout target on individual performance. As in 2010, the 2011 AIP was designed to provide annual incentive compensation that qualified as performance based compensation pursuant to Section 162(m) of the Code.

The Compensation Committee adopted the 2011 AIP with the following performance metrics and weighting:

		Payout Below	Payout at	Payout at	Payout at
2011 AIP Performance Metrics	Weight	Threshold	Threshold	Target	Maximum

Adjusted operating income	40%	0%	50%	100%	200%
Newport market share	40%	0%	50%	100%	200%
Individual performance metrics(1)	20%	0%	0%	100%	120%
Total payout as % of target		0%	40%	100%	184%

(1)	The Committee has full discretion to reduce the individual component based on its determination of each Named Executive Officer’s performance.

Consistent with the 2010 AIP, adjusted operating income excludes from the Company’s reported operating income state settlement agreement payments, tobacco grower payments and FDA user fees, each of which is subject to factors outside of the Company’s control. The 2011 AIP provides a payout range of 0 to 1.84 times the target payout with performance metric weighting of 40% for each Company performance metric with potential payout of 0 to 2.0 times the target payout (based on a range of 95% to 105% of the adjusted operating income target and the Newport market share targets) and 20% for individual performance with potential payout of 0 to 1.2 times the target payout. The Compensation Committee established 2011 AIP funding equal to 0.75% of our net income for 2011 for each Named Executive Officer, subject to the negative discretion of the Compensation Committee based on, among other things, the Company performance metrics and the individual performance metrics for 2011.

In February 2011, the Compensation Committee reviewed the 2011 AIP payout targets for each of the Named Executive Officers and determined that, based upon consideration of Peer Group compensation data, no adjustments should be made from the 2010 AIP payout targets. The Compensation Committee approved the 2011 AIP and established the adjusted operating income and Newport market share targets for 2011 and individual targets for each Named Executive Officer, which are specific to their area of responsibility and support the Company’s short-term and long-term business strategies. These targets have been set consistent with the Company’s stated goal of delivering double digit shareholder return, as measured by earnings per share and dividend yield. The 2010 AIP target payout levels for the Named Executive Officers are unchanged from 2010 and are set forth below.

		2011 AIP
Name	Title	Target Payout

Murray S. Kessler	Chairman, President and Chief Executive Officer	$1,800,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	800,000
Randy B. Spell	Executive Vice President, Marketing and Sales	550,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	550,000
Charles E. Hennighausen	Executive Vice President, Production Operations	450,000

Long-Term Incentive Awards.  The third principal element of our compensation program for Named Executive Officers is stock options and restricted stock awards which recognize performance over multi-year periods, provide a direct link between executive pay and the Company’s stock price and total shareholder return performance and encourage the Named Executive Officers to retain and align their interests with those of our shareholders. In 2008, we adopted the 2008 Plan, which was approved by shareholders on May 21, 2009 and is administered by our Compensation Committee. The 2008 Plan permits the issuance of stock options, SARs, restricted stock and other awards of our Common Stock to our directors, employees and executive officers, including the Named Executive Officers. Each stock option or SAR grant made pursuant to the 2008 Plan has an exercise price equal to the closing price of our Common Stock on the date of grant.

Stock Award Process.  The Compensation Committee approves and grants annual equity awards to eligible executives, including the Named Executive Officers, at its first regular meeting of the year following the release of the Company’s earnings for the prior year. The number of shares subject to each grant, including stock options and restricted stock in 2010, is determined based on the closing price of our Common Stock on the annual equity award date and estimated value of an option to purchase one share of our Common Stock using the Black-Scholes option pricing model. Generally, stock option awards are granted in four equal installments on a quarterly basis on the annual award date in the first quarter, June 30, September 30 and December 31 of the grant year with the exercise price for each installment set on the quarterly grant date. The Compensation Committee determined that this approach is fair and reasonable to the executives and to the Company and its shareholders as it ensures that the exercise price of the grants is averaged over the year of the award, thereby minimizing the impact (positive or negative) that any particular event might have on the exercise price for stock options, compared with granting all stock options on a single day during the award year.

2010 Stock Awards.  In consultation with the Committee’s Compensation Consultant and management, the Compensation Committee reviewed the type, structure, terms and timing of stock awards to be made to eligible employees, including the Named Executive Officers, in 2010. Based on this review, the Compensation Committee revised the type and mix of stock awards to the Named Executive Officers for 2010 (the “2010 Stock Award”). In February 2010, the Compensation Committee, upon consultation with the Committee’s Compensation Consultant, determined that the 2010 Stock Awards to the Named Executive Officers would be allocated equally in stock options, performance based restricted stock and service based restricted stock. The Compensation Committee determined that it was appropriate to use stock options rather than SARs given the Company’s available shares under the 2008 Plan and expected usage. The stock option awards, consistent with the Company’s practice with SAR awards, were granted in four equal quarterly installments with an exercise price equal to the closing price of our Common Stock on the annual award date, and June 30, September 30 and December 31, 2010. The stock option awards vest in one-quarter annual increments beginning on the first anniversary of the annual award date (February 24, 2010). The stock option awards will expire on the tenth anniversary of the annual award date, subject to earlier termination in the event of, among other things, termination of employment. The Compensation Committee determined that performance based restricted stock awards would be awarded in 2010 based on the Company’s adjusted operating income and Newport market share performance in 2009. In this way, the Named Executive Officers are rewarded collectively for the Company’s performance while still providing a retention incentive given that the performance based restricted stock awards, like the time-vested restricted stock awards, will vest on the third anniversary of the annual award date, subject to the executive officer’s continued employment with the Company. The Compensation Committee determined that this change improved the structure of the 2010 Stock Awards by enhancing the performance incentive and retaining the retention incentives for the Named Executive Officers.

In February 2010, upon consultation with the Committee’s Compensation Consultant, the Compensation Committee determined that the targeted dollar value of the 2010 Stock Awards (as estimated by the Compensation Committee) would remain at the 2009 levels with the opportunity to increase the total value based on the Company’s 2009 performance for the performance based restricted stock awards.

		2010 Stock
		Award
Name	Title	Target Value

Murray S. Kessler(1)	Chairman, President and Chief Executive Officer	$1,538,462
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	1,000,000
Randy B. Spell	Executive Vice President, Marketing and Sales	750,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	750,000
Charles E. Hennighausen	Executive Vice President, Production Operations	650,000
Martin L. Orlowsky	Former Chairman, President and Chief Executive Officer	4,000,000

(1)	Mr. Kessler joined the Company on September 13, 2010. His 2010 Stock Award was made on that date and the dollar value was pro rated based on his target annual award value of $5 million.

The Company considers R. J. Reynolds Tobacco Company (“Reynolds”), a subsidiary of Reynolds American Inc., and Philip Morris USA Inc. (“Philip Morris”), a subsidiary of Altria Group, Inc., as its primary competitors. The Compensation Committee concluded that the Company significantly outperformed its primary competitors in 2009 on the three key incentive metrics used for the 2009 AIP as shown in the table below.

Newport’s Retail Market		2009 Domestic Wholesale		Domestic Wholesale Unit
Share in the Menthol Segment		Market Share Change		Shipments Rate of Change for 2009

2009	35.05 share	Lorillard:	0.55 share point growth	Lorillard:	3.9% decline
2008	34.55 share	Philip Morris:	1.96 share point decline	Philip Morris:	12.2% decline
Change:	+0.50 share point	Reynolds:	0.05 share point decline	Reynolds:	8.7% decline

In addition, the Compensation Committee also considered the achievement of the performance metrics under the 2010 AIP design, including adjusted operating income and Newport market share for 2009, as a further guideline in determining the level of increase for the performance based restricted stock awards. Applying the 2010 AIP formula to the Company’s 2009 results, the Committee determined that the Company’s adjusted operating income and Newport retail market share for 2009 exceeded the Company’s approved 2009 budget and Newport retail market share targets, respectively, resulting in a payout of 170% of target. Based on the Company’s adjusted operating income and Newport market share performance in 2009, the Compensation Committee increased the performance based restricted stock award to the Named Executive Officers and other participants by a multiple of 1.7 times the target payout. The following table sets forth the 2010 Stock Awards for each Named Executive Officer awarded on February 24, 2010.

			2010
			Performance	2010 Service
		2010	Based	Based
		Stock	Restricted	Restricted
Name	Title	Options	Stock(1)	Stock

David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	27,855	7,482	4,401
Randy B. Spell	Executive Vice President, Marketing and Sales	20,891	5,611	3,301
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	20,891	5,611	3,301
Charles E. Hennighausen	Executive Vice President, Production Operations	18,105	4,863	2,861
Martin L. Orlowsky	Former Chairman, President and Chief Executive Officer	111,418	29,927	17,604

(1)	These performance based restricted shares were awarded at 1.7 times the target value based on the Company’s performance in 2009 as discussed above.

Upon his employment with the Company on September 13, 2010, the Compensation Committee awarded Mr. Kessler 45,676 stock options and 12,606 shares of restricted stock, the value of which was based on a total target value of $5,000,000 pro rated for the remainder of 2010. Consistent with the Company’s practice, all of the restricted stock was awarded on September 13, 2010 and the stock options were awarded on September 13, 2010 and granted in four equal installments on a quarterly basis with the exercise price for each installment set on the quarterly grant dates of September 13, 2010, December 31, 2010, March 31, 2011 and June 30, 2011. See the “Grants of Plan-Based Awards for 2010” for more information regarding the awards made to the Named Executive Officers in 2010.

2011 Stock Awards.  In February 2011, the Compensation Committee, upon consultation with the Committee’s Compensation Consultant, determined that the 2011 Stock Awards to the Named Executive Officers would be consistent with the structure established for the 2010 Stock Awards. Based upon a review of Peer Group compensation data, the Committee concluded that no changes should be made to the target values (as estimated by the Compensation Committee) for the Named Executive Officers from the 2010 Stock Award levels.

		2011 Stock
		Award
Name	Title	Target Value

Murray S. Kessler	Chairman, President and Chief Executive Officer	$5,000,000
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	1,000,000
Randy B. Spell	Executive Vice President, Marketing and Sales	750,000
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	750,000
Charles E. Hennighausen	Executive Vice President, Production Operations	650,000

The 2011 Stock Awards were allocated equally in stock options, performance based restricted stock and service based restricted stock. The stock option awards will be granted in four equal quarterly installments with an exercise price equal to the closing price of our Common Stock on the annual award date and June 30, September 30 and December 31, 2011. The stock option awards vest in four equal annual installments beginning on the first anniversary of the annual award date (February 17, 2011), subject to earlier termination in the event of, among other things, termination of employment. The stock option awards will expire on the tenth anniversary of the annual award date. The Compensation Committee determined that performance based restricted stock awards would be awarded in 2011 based on the Company’s adjusted operating income and Newport market share performance in 2010. The 2011 performance based restricted stock awards provide a payout range of 0 to 2.0 times the target payout value with a 50% weighting for each Company performance metric (based on a range of 95% to 105% of the adjusted operating income target and the Newport market share targets).

Upon consultation with the Committee’s Compensation Consultant, the Compensation Committee evaluated the Company’s performance in 2010 relative to Company’s adjusted operating income and Newport market share performance metrics and determined that each performance metric was exceeded at the maximum level. See “2010 AIP” above for additional information regarding the Company’s 2010 performance metrics. Based on this evaluation, the Compensation Committee increased the performance based restricted stock awards to the Named Executive Officers to 2.0 times the targeted payout value. The following table sets forth the 2011 Stock Awards for each Named Executive Officer.

			2011
			Performance	2011 Service
		2011	Based	Based
		Stock	Restricted	Restricted
Name	Title	Options	Stock(1)	Stock

Murray S. Kessler	Chairman, President and Chief Executive Officer	178,314	42,093	25,458
David H. Taylor	Executive Vice President, Finance and Planning and Chief Financial Officer	35,663	8,419	4,209
Randy B. Spell	Executive Vice President, Marketing and Sales	26,747	6,314	3,157
Ronald S. Milstein	Senior Vice President, Legal and External Affairs, General Counsel and Secretary	26,747	6,314	3,157
Charles E. Hennighausen	Executive Vice President, Production Operations	23,181	5,472	2,736

(1)	These performance based restricted shares were awarded at 2.0 times the target payout level based on the Company’s performance in 2010 as discussed above.

2012 Stock Awards.  The Compensation Committee continues to evaluate the type, structure, terms and timing of stock awards to the Named Executive Officers and other plan participants under the 2008 Plan and make evolutionary changes and improvements to ensure the appropriate alignment of the executives’ interests with those of our shareholders. In 2011, the Compensation Committee determined that 2012 long-term incentive awards will be adjusted to eliminate the award of performance based restricted stock and stock options, and these awards will be replaced by performance-vesting shares, which will be earned upon the achievement of a pre-established performance goal, subject to additional time-based vesting. The Compensation Committee is also considering other possible changes to improve the link between pay and performance.

Other Benefits.  We provide other benefits, such as medical, dental, life, disability and related coverage, to the Named Executive Officers that are substantially the same as those provided to all of our salaried employees. In addition to the qualified and non-qualified retirement benefit plans described below, we offer an employees savings plan under Section 401(k) of the Code in which each Named Executive Officer, except Mr. Kessler, participated during 2010. These benefit programs are designed to be competitive with those of other large corporations in order to attract and retain qualified executives. The Named Executive Officers other than the Chief Executive Officer participate in the Senior Executive Severance Plan and have entered into Change in Control Agreements and participate in a severance plan as further described below. Following Mr. Orlowsky’s retirement, we do not maintain employment agreements with any of our Named Executive Officers.

Chief Executive Officer Compensation

In 2010, we concluded the succession process for our Chief Executive Officer. Mr. Orlowsky, who served as our Chief Executive Officer and President since 1999, announced in November 2009 his intention to retire on December 31, 2010. Following the completion of a search process, the Board of Directors announced the election of Mr. Kessler as President and Chief Executive Officer, effective September 13, 2010 (“Employment Date”), and Chairman of the Board, effective January 1, 2011. Mr. Orlowsky resigned as President and Chief Executive Officer on September 13, 2010 and served as Chairman of the Board until his retirement on December 31, 2010.

Mr. Kessler’s Compensation

We entered into an offer letter (the “Offer Letter”) with Mr. Kessler on August 12, 2010, which provided for an annual base salary of $1,200,000, a target annual incentive plan payout of $1,800,000 subject to pre-established performance goals (pro rated for 2010), annual long-term incentive opportunity of $5,000,000 consisting of one-third stock option awards to be granted in four equal quarterly installments beginning on or about his Employment Date and two-thirds restricted stock awards to be granted on about his Employment Date (pro rated for 2010), a signing bonus of $1,000,000 to be paid within 30 days of his Employment Date and generally subject to repayment on a pro rata basis if Mr. Kessler’s employment is terminated prior to the second anniversary of the Employment Date, participation in the senior executive severance plan, reimbursement for relocation expenses in accordance with the Company’s broad-based relocation policy, and reimbursement for legal fees incurred in connection with the negotiation of the terms of his employment. Mr. Kessler is also subject to certain restrictive covenants, including non-compete and non-solicitation covenants for three years following his termination from employment and a confidentiality covenant, as well as the Company’s stock ownership guidelines and clawback policy.

Pursuant to the terms of the Offer Letter, Mr. Kessler also entered into a change in control severance agreement (“Severance Agreement”) providing for a three times severance multiple and an indemnification agreement with the Company upon the same terms as those previously entered into with the Company’s other senior executive officers; provided however that, the excise tax gross up provision of the change in control severance agreements entered into with other Named Executive Officers was replaced with a “better of net-after-tax or cutback” provision which requires that the payments contingent upon a change in control be reduced to less than three times Mr. Kessler’s “base amount” (as defined by the applicable provisions of the Internal Revenue Code of 1986, as amended) if such reduction would place him in a better after-tax financial position than if all such payments were made and applicable taxes, including excise taxes, paid.

Compared with Mr. Orlowsky’s Employment Agreement, Mr. Kessler’s compensation package provides for:

•	a lower target cash compensation level,

•	greater focus on stock-based long-term incentives,

•	no additional years of service under the Company’s retirement plans, and

•	no employment agreement

Mr. Orlowsky’s Compensation

We entered into a consulting agreement (“Consulting Agreement”) with Mr. Orlowsky on August 12, 2010, which provides for a two-year consulting period following his retirement during which Mr. Orlowsky will provide consulting services to the Company and be paid a consulting fee of $500,000 per year. During the term of the Consulting Agreement, Mr. Orlowsky is subject to the same restrictive covenants provided under his Amended and Restated Employment Agreement, dated December 19, 2008 (the “Employment Agreement”), including confidentiality, non-solicitation and non-competition covenants. The Consulting Agreement amended Mr. Orlowsky’s Employment Agreement as to the positions he would hold with the Company for the remainder of 2010 and binds Mr. Orlowsky to provisions of the Company’s clawback policy.

The Consulting Agreement also provided as additional consideration the continued vesting of Mr. Orlowsky’s unvested stock appreciation rights, stock options and restricted stock awards through the applicable vesting dates pursuant to the terms provided in the original award certificates as well as the accelerated vesting of any unvested restricted stock awards on December 31, 2012. If Mr. Orlowsky fails to comply with the confidentiality, non-solicitation and non-competition covenants and certain other provisions in the agreement, all outstanding unvested equity awards held by Mr. Orlowsky will be forfeited. In deciding to modify Mr. Orlowsky’s unvested stock awards, the Compensation Committee considered Mr. Orlowsky’s service to the Company, including as its Chairman, President and Chief Executive Officer for more than 11 years, the Company’s exceptional performance over his tenure as chief executive officer, including achieving record results for net sales, total domestic retail market share, Newport domestic retail market share, net income and earnings per diluted share in 2010; the incremental fair value cost that would be expensed by the Company as a result of the modifications to his unvested equity awards; and the value of the extension of the restrictive covenants. The Compensation Committee determined that it was in the best interests of the Company and its shareholders to modify Mr. Orlowsky’s unvested equity awards pursuant to the terms of the Consulting Agreement. See “Grants of Plan-based Awards in 2010” and “Potential Payments upon Termination of Employment or Change in Control” below for additional information.

In 2010, the Employment Agreement provided that Mr. Orlowsky would receive an annual base salary of $1,200,000, have a target annual cash bonus target of $2,500,000, subject to the achievement of performance goals established by the Compensation Committee pursuant to the 2008 Plan, and participate in our annual stock equity award program at an expected award value (as estimated by the Compensation Committee) of not less than $4,000,000. The Employment Agreement also specifies that Mr. Orlowsky will receive other employee benefits no less favorable than those offered generally to our other executives. The Employment Agreement expired on December 31, 2010.

Pursuant to the terms of the Employment Agreement, upon his retirement on December 31, 2010, Mr. Orlowsky received a supplemental retirement benefit equal to the benefit that would have been paid to him under the Pension Plan and Benefit Equalization Plan (each discussed in “Retirement Benefits” below) calculated as if he was credited with additional years of service equal to 30 years minus Mr. Orlowsky’s credited service under the Pension Plan, and based upon an annual base salary equal to $2,200,000 (which was his base salary prior to an amendment to his Employment Agreement in February 2008). The Company has not typically provided its Named Executive Officers with additional years of credited service under its retirement plans, and the additional years of service were negotiated in a 2005 amendment to the Employment Agreement as a retention incentive and generally required that he remain employed with the Company through December 31, 2009 for the enhanced benefit to be earned. This supplemental retirement benefit was payable in a lump sum upon Mr. Orlowsky’s retirement. See “Potential Payments upon Termination — Mr. Orlowsky’s Retirement Benefits” below for additional information regarding Mr. Orlowsky’s retirement payments. See “Change in Control and Other Severance Arrangements — Change in Control Severance Agreements” below for additional information.

The Employment Agreement provided that if Mr. Orlowsky’s employment was terminated for a reason other than for cause or death, the Company would continue to pay his base salary and annual cash incentive payments for the remainder of the employment term. The Employment Agreement further provided that if Mr. Orlowsky died during the term of the agreement, in addition to the proceeds of any life insurance or other employee benefits to which his widow may be entitled, we would pay to Mr. Orlowsky’s widow, if she survived, his base salary in effect at the time of his death for a period of six months after his death. Upon his retirement, Mr. Orlowsky is subject to non-solicitation and non-competition provisions for a period of three years, which have been extended pursuant to the Consulting Agreement, and he is also subject to confidentiality provisions in perpetuity.

Stock Ownership Guidelines

In 2010, the Board of Directors, upon the recommendation of the Compensation Committee, adopted and approved stock ownership guidelines, which set ownership targets expressed as a number of shares that approximate three times the annual cash retainer for non-executive directors, three times the base salary for the Chief Executive Officer and one times the average base salary for the other executive officers. Stock owned outright, stock held in Company benefit plans and restricted stock subject to service based vesting will be included in determining compliance with the stock ownership guidelines. Directors and executive officers generally are expected to comply with the stock ownership guidelines within five years of becoming subject to the guidelines. The Board (or the Compensation Committee on behalf of the Board) will review the stock ownership guidelines and individual compliance therewith on a regular basis. As of March 29, 2011, all of our Named Executive Officers were in compliance with the stock ownership guidelines.

Clawback Policy

In 2010, the Board of Directors, upon the recommendation of the Compensation Committee, adopted a clawback policy that allows the Company to recover incentive compensation paid to the Company’s senior executive officers, including the Named Executive Officers, and other participants in the Company’s incentive plans in the event of (i) an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirements or (ii) the gross misconduct of a senior executive officer. The Board of Directors will require reimbursement of the excess paid to a current or former senior executive officer, including the Named Executive Officers, under any annual incentive plan or long-term incentive plan compensation during the three-year period preceding an accounting restatement or discovery of individual gross misconduct. In addition, the Board, in its discretion, may, among other things, reduce current or future compensation, modify or cancel grants of stock options, restricted shares or other long-term incentive awards granted during the three years prior to the restatement or take any other action determined by the Board to be in the best interests of the Company and its stockholders.

In the event the Board determines that a senior executive officer engaged in gross misconduct, then the Board, in its discretion, may take such action as it deems necessary or appropriate under the circumstances, including among other things, termination of employment, reducing current or future compensation, requiring repayment of some or all of any annual incentive paid to any senior executive officer, requiring repayment of some or all of any value realized by any covered employee from the vesting and/or exercise of any long-term incentive awards, modifying or canceling grants of stock options, restricted shares or other long-term incentive awards granted, or take any other action determined by the Board to be in the best interests of the Company and its stockholders. Gross misconduct may include violation of the Company’s Code of Business Conduct and Ethics, violation of other Company policies, or any act or failure to act (whether due to intentional conduct or error) that has caused or could reasonably be expected to cause financial or reputational harm to the Company.

The Dodd-Frank Act requires companies to adopt a policy requiring the recovery of incentive compensation paid to certain executives as a result of an accounting restatement due to material noncompliance with any financial reporting requirement. The final rules relating to this provision of the Dodd-Frank Act have not been adopted. The Compensation Committee will review our existing policy and make any necessary amendments once the final rules are adopted.

Hedging Policy

All senior executive officers, including the Named Executive Officers, are subject to a policy prohibiting the hedging of our Common Stock in order to protect against speculative trading by our senior executive officers.

Retirement Benefits

We provide retirement benefits to our executive officers through a combination of a tax qualified, non-contributory defined benefit plan (the “Pension Plan”), in which substantially all of our salaried employees participate, and a non-qualified Benefit Equalization Plan. We believe that it is appropriate to provide these retirement benefits in order to attract and retain qualified executives. The Pension Plan is designed to replace approximately one-third of a participant’s base salary compensation after accumulating 30 years of service and having reached age 55. Participants in the Pension Plan are also eligible for normal retirement at age 65 with 5 or more years of credited service, unreduced early retirement benefits at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with 5 or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65.

The Pension Plan is subject to the normal annual earnings limits established by the Internal Revenue Service (“IRS”). For this reason, the Company provides additional retirement benefits under the non-qualified Benefit Equalization Plan to certain executives, including the Named Executive Officers, that meet certain earnings requirements in excess of the annual earnings limits. The Benefit Equalization Plan provides for an additional accrual and payment of benefits, which are not available under our Pension Plan as a result of the IRS limits. Employees become eligible to participate in the Benefit Equalization Plan and the Pension Plan after completion of one year of service.

The Pension Plan is a defined benefit plan in which the benefit is calculated using the employee’s highest average annual base salary during any period of five consecutive years of the ten years immediately preceding retirement. This earnings figure is multiplied by a flat percentage defined for specific years of service and by total length of credited service to obtain the annual benefit payable under the plan. Payment from this plan is in the form of an annuity. Retirees can choose a single life annuity, a ten-year period certain annuity, or they can select one of four joint and survivor options. Plan participants are vested in the plan after five years of service.

The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service. A limited number of participants in the Benefit Equalization Plan, including Messrs. Orlowsky, Spell and Milstein, have an executive split-dollar life insurance policy, provided under our Executive Insurance Plan, that provides a funding mechanism for benefits provided under the Benefit Equalization Plan. Participation in the Executive Insurance Plan was limited to participating executives who were vested as of January 1, 2003, but the amounts of the policies are not frozen. The terms of payment from the Benefit Equalization Plan had been similar to the Pension Plan until January 2008, when the Benefit Equalization Plan was modified to comply with new regulations issued pursuant to Section 409A of the Code by limiting the payout to lump sums only. See the “All Other Compensation” column in the Summary Compensation Table below for more information.

Although the Company has not typically provided its Named Executive Officers with additional years of credited service under its retirement plans, additional years of service were awarded to Mr. Orlowsky as part of an amendment to his Employment Agreement in 2005 and may be awarded pursuant to severance agreements under certain termination events following a change in control. Following Mr. Orlowsky’s retirement, none of the Named Executive Officers are entitled to additional years of credited service, except in the event of a qualifying termination relating to a change in control event. See “Chief Executive Officer Compensation” above for more information.

Change in Control and Other Severance Arrangements

Severance Plan.  Our Senior Executive Severance Pay Plan (the “Severance Plan”) provides for continued compensation and benefits to selected senior executives, including the Named Executive Officers (excluding Mr. Orlowsky), whose employment is terminated without “Cause” or who terminate for “Good Reason,” as defined in the Severance Plan. Upon a qualified termination of employment, the participating Named Executive Officer will be entitled to a payment equal to two times his or her base salary to be paid in equal bi-monthly installments over a period of 36 months following the executive’s termination. The Named Executive Officers will also be entitled to a payment equal to the unpaid portion of his or her annual incentive plan bonus (calculated as if the executive met all performance targets). The plan also provides for (i) a payment equal to the cost of COBRA continuation coverage under our health plans plus 35% for a period of three years following such termination of employment, and (ii) up to 24 months of outplacement services. In order to receive these benefits, the Named Executive Officer must (i) execute a release agreement satisfactory to us, (ii) return any financial advances and property, and (iii) reconcile his or her expense account and any other amounts due to the Company.

Pursuant to the Severance Plan, “Cause” means a termination by the Company for (i) any malfeasance in office or other similar violation of duties and responsibilities by the executive; (ii) violation of express instructions or any specific Company policy which materially affects the business of the Company; or (iii) any unlawful act which harms the reputation of the Company or otherwise causes significant injury to the Company. “Good Reason” means (i) the assignment of an executive to duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; or (ii) a failure by the Company to comply with the following provisions: (a) not to reduce the executive’s base salary, (b) not to amend, modify or terminate the Severance Plan in a manner not permitted by its terms, or (c) not to permit the executive to participate in all incentive, bonus, savings and retirement benefit plans, practices, policies and programs applicable generally to other peer executives of the Company. For purposes of Good Reason, in each case isolated and inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of written notice thereof shall be excluded. The Severance Plan may not be amended, modified or terminated or participants removed from the plan prior to September 13, 2013, and any amendments after such date may not affect the plan benefits with respect to any executive who has terminated his or her employment with us.

Change in Control Arrangements.  We believe that change in control severance agreements are appropriate to allow executives to focus on the Company’s interests in a change of control situation without distractions relating to their employment. In 2008, we entered into change in control related severance agreements (the “Severance Agreements”) with a group of 43 executives, including Messrs. Taylor, Spell, Milstein, Hennighausen and Orlowsky. The initial term of the Severance Agreements expired on December 31, 2010, but automatically renewed for successive one year term commencing on January 1, 2011. The term of the Severance Agreements will automatically renew for successive a one year terms, unless notice of nonrenewal has been provided by either party to the Severance Agreement. The Severance Agreements are automatically extended for twenty-four months following a Change in Control. A “Change in Control” is deemed to occur if: (i) any person becomes the owner of 30% or more of our voting securities; (ii) the majority of the membership of the Board changes without approval of two-thirds of the directors who either were directors on the date of the related Severance Agreement, or whose election was previously so approved; (iii) there is a merger or consolidation with another company following which the members of the Board do not constitute a majority of the members of the board of the surviving entity; or (iv) there is a sale or disposition of all or substantially all of our assets or our stockholders approve a plan of complete liquidation.

We entered into a Severance Agreement with Mr. Kessler on October 11, 2010, which provides for substantially the same benefit as provided to the other Named Executive Officers, except that there is no tax gross up provision for “excess parachute payments” consistent with the Company’s policy. Mr. Kessler’s Severance Agreement includes a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times his “base amount” pursuant to Section 280G of the Internal Revenue Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid. See also “Chief Executive Officer Compensation” above for additional information regarding Mr. Kessler’s Severance Agreement.

Benefits under the Severance Agreements are subject to a “double trigger” requiring both a change in control and a qualified termination event. As such, payments are made only upon termination of the executive’s employment by us other than for “Cause” or by the executive for “Good Reason” within two years following (or in connection with) a Change in Control. “Cause” includes the willful and continued failure by the executive to substantially perform his or her duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) not cured within 30 days after a written demand for substantial performance is delivered to the executive by the Board or the willful engagement by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. “Good Reason” includes the assignment of duties inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, relocation of the principal place of employment to a location that increases the one-way commute by more than 25 miles, reduction in base salary or failure to continue comparable compensation and benefit plans.

The benefits provided pursuant to the Severance Agreements are based upon the executive’s position and responsibilities and severance payments range from one and a half to three times base salary and target annual incentive. The Severance Agreements for the Named Executive Officers provide for the following benefits upon their termination of employment in a manner entitling them to benefits:

•	three times the sum of (i) the individual’s base salary in effect immediately prior to termination of employment (or, if higher, immediately prior to the first occurrence of an event or circumstance constituting Good Reason), and (ii) the target annual incentive for the individual;

•	continued life, dental, accident and health insurance benefits for three years;

•	a pro rata incentive compensation for the year in which employment terminates;

•	except in the case of Mr. Orlowsky with respect to our pension plans, payment equal to incremental benefits and contributions the executive would have earned under our pension and defined contribution plans assuming the executive continued employment for an additional three years;

•	outplacement services not to exceed $25,000; and

•	except for Mr. Kessler, a gross-up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment will not be paid, and the severance payments otherwise payable to the executive will be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%.

In addition, all outstanding unvested stock awards granted to each Named Executive Officer generally will become fully and immediately vested and exercisable upon the occurrence of a change in control transaction (as defined in the 2008 Plan). See “Potential Payments upon Termination of Employment or Change in Control” below for additional information regarding payments in the event of a change in control or other termination of employment for each Named Executive Officer.

Indemnification Agreements

We have entered into separate indemnification agreements with each of our directors and executive officers, including our Named Executive Officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of the Company (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Code, the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers in excess of $1 million in any year may be restricted. The Compensation Committee considered the impact of Section 162(m) in establishing the structure, performance targets and timing of the 2010 AIP as well as the proportion of cash compensation attributable to base salary and performance based compensation. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain the best possible executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee of the Board of Directors
Virgis W. Colbert (Chair)
Robert C. Almon
Kit D. Dietz
Nigel Travis

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of “outside directors” within the meaning of the regulations under Section 162(m) of the Code, “non-employee directors” under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board of Directors pursuant to the NYSE Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Compensation Committee are our former officers or employees.

Executive Compensation Consultant Fees and Services

Pursuant to the Committee Charter, the Compensation Committee has the sole authority over the appointment, compensation and oversight of the Committee’s Compensation Consultant. The Compensation Committee retained Towers Watson as the Committee’s Compensation Consultant in 2010 to assist the Committee with its responsibilities related to the Company’s executive and director compensation programs. The Committee’s Compensation Consultant’s fees for executive compensation consulting to the Committee in 2010 were $232,586. The executive compensation services provided included assisting with the development of the employment and retirement terms for Messrs. Kessler and Orlowsky, respectively, with regard to the Chief Executive Officer succession process, developing new share ownership requirements for management, providing market benchmark information, supporting the design of incentive compensation plans and providing regulatory and governance guidance applicable to the Committee.

In 2010, Towers Watson was also retained by the Company to provide services unrelated to executive compensation, including services with respect to the Company’s health and welfare plans and various other matters. The fees paid to Towers Watson for these services in 2010 were $1,100,945. The Compensation Committee did not review or approve the other services provided by Towers Watson to the Company, which were approved by management in the ordinary course of business. The Compensation Committee reviewed the nature of the services provided and the fees paid to Towers Watson for such services. The Committee’s Compensation Consultant does not participate in the planning, completion or solicitation of these health and welfare plan services. In addition, the Committee’s Compensation Consultant’s compensation is not tied to Towers Watson providing such non-executive compensation services to the Company. The Compensation Committee does not believe that these other services impaired the Committee’s Compensation Consultant’s ability to provide the Compensation Committee with an independent perspective on executive compensation.

Summary Compensation Table

The information below sets forth the compensation of our Named Executive Officers, including the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for the year ended December 31, 2010, as well as our former Chief Executive Officer, who retired in 2010.

							Change in
							Pension
						Non-Equity	Value and
					Stock	Incentive	Non-
					Option/	Plan	qualified	All Other
				Stock	SAR	Compen-	Compen-	Compen-
Name and Principal Position(s)	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	sation(6)	sation(7)	Total

Murray S. Kessler(8)	2010	$369,595	$1,000,000	$1,025,624	$138,008	$996,923	$—	$190,017	$3,720,167
Chairman, President and Chief
Executive Officer
David H. Taylor	2010	866,603	—	900,018	207,193	1,440,000	97,230	18,311	3,529,355
Executive Vice President, Finance	2009	872,219	—	400,060	753,887	1,248,000	143,825	33,883	3,451,874
and Planning and Chief Financial Officer	2008	793,846	450,000	—	309,344	260,000	—	100,466	1,913,656
Randy B. Spell	2010	664,079	—	674,995	155,394	990,000	326,863	362,236	3,173,567
Executive Vice President,	2009	663,837	—	300,060	565,416	858,000	380,971	299,321	3,067,605
Marketing and Sales	2008	617,053	147,355	—	223,415	206,000	190,949	290,126	1,674,898
Ronald S. Milstein	2010	639,331	—	674,995	155,394	990,000	192,478	116,556	2,768,754
Senior Vice President, Legal and	2009	639,298	—	300,060	565,416	858,000	193,970	129,125	2,685,869
External Affairs, General Counsel	2008	590,006	158,165	—	223,415	206,000	104,922	72,776	1,355,284
and Secretary
Charles E. Hennighausen	2010	631,433	—	585,016	134,669	810,000	149,351	9,800	2,320,269
Executive Vice President,	2009	631,277	—	260,060	490,027	702,000	130,268	22,444	2,236,076
Production Operations	2008	582,654	152,175	—	223,415	198,000	79,443	9,200	1,244,887
Martin L. Orlowsky(9)	2010	1,204,615	—	9,185,150	3,245,727	4,500,000	947,408	684,811	19,767,711
Former Chairman, President and Chief	2009	1,212,308	—	1,600,058	3,015,528	3,900,000	632,681	109,401	10,469,976
Executive Officer	2008	2,198,462	10,750,000	—	687,432	950,000	665,736	757,937	16,009,567

(1)	Base salaries are paid bi-weekly and included one additional day of salary paid in 2010 as a result of the pay period ending dates for the year. See “Base Salary” above for more information.

(2)	For 2010, Mr. Kessler received a $1,000,000 signing bonus when he joined the Company on September 13, 2010. For 2008, these amounts represent payment of the annual incentive payout under bonus programs prior to the Separation in June 2008. These bonus programs were not established pursuant to the 2008 Plan and did not qualify as performance based compensation pursuant to Section 162(m) of the Code.

(3)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the restricted stock awarded as part of the 2010 Stock Award made pursuant to the 2008 Plan. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 14 of our Consolidated Financial Statements included in the 2010 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(4)	These amounts represent the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718 (exclusive of the effect of estimated forfeitures for service based vesting) associated with the stock options awarded as part of the 2010 Stock Award made pursuant to the 2008 Plan. These amounts do not reflect the actual value that may be realized by the Named Executive Officers. See Note 14 of our Consolidated Financial Statements included in the 2010 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(5)	These amounts represent the 2010 AIP payment to each Named Executive Officer. As described in “2010 Annual Incentive Plan” above, in February 2011, the Compensation Committee determined that the performance metrics for the 2010 AIP had been exceeded and awarded the amounts listed in the above table to the Named Executive Officers.

(6)	These amounts represent the actuarial increase in the present value of each Named Executive Officer’s retirement benefits and Mr. Orlowsky’s supplemental retirement agreement as of December 31, 2010 over the value of those benefits as of December 31, 2009, all as determined using the same interest rate and other assumptions as those used in our financial statements. Mr. Kessler will become a participant in the Pension Plan and Benefit Equalization Plan as of September 13, 2011, and is not vested in either plan as of December 31, 2010. See “Retirement Benefits” above for additional information regarding the retirement benefits accrued for each of the Named Executive Officers and Note 13 to our Consolidated Financial Statements included in the 2010 Annual Report for more information regarding the assumptions used in the calculations of these amounts.

(7)	These amounts include premiums for a split-dollar life insurance policy for Messrs. Spell, Milstein and Orlowsky in the amount of $347,013, $101,700 and $663,245, respectively. The insurance program has been closed to new participants, and Messrs. Kessler, Taylor and Hennighausen are not participants. See “Retirement Benefits” above for additional information. The amounts shown also include annual cash received pursuant to a company-wide medical and welfare plan and not used to purchase medical and other welfare benefits for Messrs. Kessler, Taylor, Spell, Milstein and Orlowsky in the amounts of $1,253, $8,834, $5,423, $5,135 and $11,766, respectively. These amounts include $9,800 for Messrs. Spell, Hennighausen and Orlowsky, $9,721 for Mr. Milstein and $9,477 for Mr. Taylor representing the Company’s matching contribution to the Lorillard Tobacco Company Employees Savings Plan. In addition, the amount for Mr. Kessler includes $2,322 representing the aggregate incremental cost to the Company of one flight on the Company’s fractionally owned aircraft that was determined to have constituted personal use. In the case of personal use of fractionally owned Company aircraft, the aggregate incremental cost includes the variable costs of operating the aircraft, such as occupied hourly charge, fuel surcharge, federal excise tax, landing, hangar and other airport fees, repositioning charges, specialized catering fees, customs/immigration fees, ground transportation fees, passenger fees and any flight-specific insurance costs, and excludes fixed costs, such as monthly management fees, non-flight-specific insurance costs, purchase costs and depreciation. In addition, the amount includes $50,480 in legal fees paid on Mr. Kessler’s behalf pursuant to the terms of Mr. Kessler’s Offer Letter (discussed in “Chief Executive Officer Compensation” above). In addition, Mr. Kessler received a payment of $135,962 under the Company’s broad-based relocation program, $35,962 of which was a tax gross up pursuant to the provisions of the relocation program.

(8)	Mr. Kessler joined the Company as President and Chief Executive Officer on September 13, 2010 and was appointed Chairman of the Board on January 1, 2011.

(9)	Mr. Orlowsky retired as Chairman of the Board on December 31, 2010. Pursuant to the terms of his Consulting Agreement, the vesting schedules for any outstanding unvested stock awards were modified on August 13, 2010 to extend or accelerate the vesting periods of such awards. See “Chief Executive Officer Compensation” above for additional information. The aggregate grant date fair value for these equity awards represents the fair value as a result of the award modification as determined in accordance with FASB ASC Topic 718 as further discussed below. The available SEC guidance requires that the fair value for the amendments to the outstanding equity awards in August 2010 ($8,002,133) be reported in addition to the fair value of the original awards of restricted stock and stock options granted in February 2010 ($4,428,744). The SEC guidance indicates that this disclosure best represents the two compensation decisions made during 2010, the granting of the original equity awards and the amendment of the outstanding equity awards. As a result, the aggregate grant date fair value of the original and modified stock awards reflected in this table is significantly greater than the amount to be expensed in our financial statements for these awards ($5,757,191).

Grants of Plan-Based Awards for 2010

The following table sets forth the grants of plan-based awards for 2010, including non-equity incentive plan awards under the 2010 AIP and the 2010 Stock Awards. All awards were made pursuant to the 2008 Plan.

							All Other
						All Other	Option/SAR			Grant Date
						Stock	Awards;			Fair Value
						Awards;	Number of	Exercise of		of Stock
			Estimated			Number of	Securities	Base Price	Closing	and Stock
			Future Payouts Under Non-			Shares of	Underlying	of Stock	Market	Option/
	Grant	Approval	Equity Incentive Plan Awards(1)			Stock or	Stock Option/	Options/	Price on	SAR
Name/Grant Type	Date	Date	Threshold	Target	Maximum	Units(2)	SARs(3)	SAR Awards(4)	Grant Date	Awards(5)

Murray S. Kessler(6)
2010 AIP	9/13/2010	8/11/2010	$276,923	$553,846	$996,923
Rest. Stock	9/13/2010	8/11/2010				12,606			$81.36	$1,025,624
Stock Option	9/13/2010	8/11/2010					11,419	$81.36	81.36	72,072
Stock Option	12/31/2010	8/11/2010					11,419	82.06	82.06	65,936

David H. Taylor
2010 AIP	2/24/2010	2/24/2010	400,000	800,000	1,440,000
Rest. Stock	2/24/2010	2/24/2010				11,883			75.74	900,018
Stock Option	2/24/2010	2/24/2010					6,966	75.74	75.74	59,207
Stock Option	6/30/2010	2/24/2010					6,963	71.98	71.98	65,833
Stock Option	9/30/2010	2/24/2010					6,963	80.31	80.31	41,947
Stock Option	12/31/2010	2/24/2010					6,963	82.06	82.06	40,206

Randy B. Spell
2010 AIP	2/24/2010	2/24/2010	275,000	550,000	990,000
Rest. Stock	2/24/2010	2/24/2010				8,912			75.74	674,995
Stock Option	2/24/2010	2/24/2010					5,225	75.74	75.74	44,410
Stock Option	6/30/2010	2/24/2010					5,222	71.98	71.98	49,373
Stock Option	9/30/2010	2/24/2010					5,222	80.31	80.31	31,458
Stock Option	12/31/2010	2/24/2010					5,222	82.06	82.06	30,153

Ronald S. Milstein
2010 AIP	2/24/2010	2/24/2010	275,000	550,000	990,000
Rest. Stock	2/24/2010	2/24/2010				8,912			75.74	674,995
Stock Option	2/24/2010	2/24/2010					5,225	75.74	75.74	44,410
Stock Option	6/30/2010	2/24/2010					5,222	71.98	71.98	49,373
Stock Option	9/30/2010	2/24/2010					5,222	80.31	80.31	31,458
Stock Option	12/31/2010	2/24/2010					5,222	82.06	82.06	30,153

Charles E. Hennighausen
2010 AIP	2/24/2010	2/24/2010	225,000	450,000	810,000
Rest. Stock	2/24/2010	2/24/2010				7,724			75.74	585,016
Stock Option	2/24/2010	2/24/2010					4,527	75.74	75.74	38,477
Stock Option	6/30/2010	2/24/2010					4,526	71.98	71.98	42,792
Stock Option	9/30/2010	2/24/2010					4,526	80.31	80.31	27,266
Stock Option	12/31/2010	2/24/2010					4,526	82.06	82.06	26,134

							All Other
						All Other	Option/SAR			Grant Date
						Stock	Awards;			Fair Value
						Awards;	Number of	Exercise of		of Stock
			Estimated			Number of	Securities	Base Price	Closing	and Stock
			Future Payouts Under Non-			Shares of	Underlying	of Stock	Market	Option/
	Grant	Approval	Equity Incentive Plan Awards(1)			Stock or	Stock Option/	Options/	Price on	SAR
Name/Grant Type	Date	Date	Threshold	Target	Maximum	Units(2)	SARs(3)	SAR Awards(4)	Grant Date	Awards(5)

Martin L. Orlowsky(7)
2010 AIP	2/24/2010	2/24/2010	1,250,000	2,500,000	4,500,000
Rest. Stock	2/24/2010	2/24/2010				47,531			75.74	3,599,998
Stock Option	2/24/2010	2/24/2010					27,856	75.74	75.74	236,760
Stock Option	6/30/2010	2/24/2010					27,854	71.98	71.98	263,353
Rest. Stock-Amend.	8/13/2010	8/11/2010				47,531			75.30	3,579,084
Rest. Stock-Amend.	8/13/2010	8/11/2010				26,641			75.30	2,006,068
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	64.86	75.30	23,958
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	75.20	75.30	17,123
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	77.79	75.30	15,744
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	80.78	75.30	28,586
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	84.30	75.30	25,520
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	73.75	75.30	35,895
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	68.72	75.30	42,267
Stock Option-Amend.	8/13/2010	8/11/2010					10,000	71.15	75.30	58,586
Stock Option-Amend.	8/13/2010	8/11/2010					67,960	60.06	75.30	570,723
Stock Option-Amend.	8/13/2010	8/11/2010					67,959	67.77	75.30	444,371
Stock Option-Amend.	8/13/2010	8/11/2010					67,960	74.30	75.30	359,439
Stock Option-Amend.	8/13/2010	8/11/2010					67,959	80.23	75.30	395,502
Stock Option-Amend.	8/13/2010	8/11/2010					27,856	75.74	75.30	187,475
Stock Option-Amend.	8/13/2010	8/11/2010					27,854	71.98	75.30	211,793
Stock Option.	9/30/2010	2/24/2010					27,854	80.31	80.31	167,798
Stock Option.	12/31/2010	2/24/2010					27,854	82.06	82.06	160,834

(1)	These amounts represent the target payout amounts under the 2010 AIP under the terms approved by the Compensation Committee on February 24, 2010. The payout of the 2010 AIP was based on achievement of the Company’s performance targets for adjusted operating income and Newport market share and individual performance achievements for each Named Executive Officer. The threshold and maximum payout under the 2010 AIP for each Named Executive Officer were equal 0.5 and 1.8 times the target payout level, respectively. In February 2011, the Compensation Committee reviewed the achievement of the Company’s performance targets as well as the individual performance of each Named Executive Officer for purposes of exercising its negative discretion and determined that the Company’s performance targets were exceeded and that payouts be made at the maximum payout level of 1.8 times target pursuant to the terms of the 2010 AIP. See “2010 Annual Incentive Plan” above for more information.

(2)	This column represents the amount of restricted stock awarded to each Named Executive Officer pursuant to the 2010 Stock Award on February 24, 2010.

(3)	This column represents the number of stock options awarded to the Named Executive Officers pursuant to the 2010 Stock Award on February 24, 2010. The stock options were granted in four equal installments during 2010 in accordance with the Company’s practice.

(4)	The exercise price for the stock options awarded to the Named Executive Officers equals the closing price on the grant date. In the case of the amendments to Mr. Orlowsky’s stock option awards on August 13, 2010, the exercise prices were not modified and equal the closing prices on the original grant dates.

(5)	The grant date value is calculated in accordance with the provision of FASB ASC Topic 718 using the Black-Scholes option valuation methodology. See Note 14 to our Consolidated Financial Statements in the 2010 Annual Report for more information regarding the assumptions used in the calculation of these amounts.

(6)	Mr. Kessler joined the Company on September 13, 2010 and his 2010 AIP award was made effective on that date and pro rated for the remainder of 2010.

(7)	The grants on August 13, 2010 reflect equity awards that were previously granted and were modified to extend or accelerate the vesting periods of such awards pursuant to the terms of the Consulting Agreement with Mr. Orlowsky. The aggregate grant date fair value for these equity awards represents the fair value as a result of the award modification as determined in accordance with FASB ASC Topic 718 as further discussed below. The available SEC guidance requires that the fair value for the amendments to the outstanding equity awards in August 2010 ($8,002,133) be reported in addition to the fair value of the original awards of restricted stock and stock options granted in February 2010 ($4,428,744). The SEC guidance indicates that this disclosure best represents the two compensation decisions made during 2010, the granting of the original equity awards and the amendment of the outstanding equity awards. As a result, the aggregate grant date fair value of the original and modified stock awards reflected in this table is significantly greater than the amount to be expensed in our financial statements for these awards ($5,757,191).

Outstanding Equity Awards at Fiscal Year-End for 2010

The following tables set forth outstanding stock options, SARs and restricted stock granted to each Named Executive Officer under the 2008 Plan as of December 31, 2010. Each stock option and SAR award granted to the Named Executive Officers and reported below vests and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date of the first stock option or SAR award of the year in which the award was made. Each stock option and SAR award expires no later than the tenth anniversary of the date of grant. Under “Option Awards,” all awards listed with expiration dates prior to 2016 or 2020 represent stock options, and awards with expiration dates in 2017, 2018 and 2019 represent SARs. Restricted stock awards vest on the third anniversary of the grant date, subject to the executive officer’s continued employment with the Company. See “Stock-Based Awards” above for more information.

		Options Awards(1)
		Number of	Number of			Stock Awards
		Securities	Securities			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised		Stock	of Stock	Shares
		Stock	Stock	Stock	Option/SAR	That	That Have
		Option/SARs	Options/ SARs	Option/SAR	Expiration	Have Not	Not
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested(2)

Murray S. Kessler	9/13/2010	—	11,419	$81.36	9/13/2020	12,606	$1,034,448
	12/31/2010	—	11,419	82.06	9/13/2020
David H. Taylor	1/8/2008	2,250	2,250	84.30	1/8/2018
	3/31/2008	2,250	2,250	73.75	1/8/2018
	7/30/2008	2,250	2,250	68.72	1/8/2018
	9/30/2008	2,250	2,250	71.15	1/8/2018
	3/12/2009	4,247	12,743	60.06	3/12/2019	6,661	546,602
	6/30/2009	4,247	12,743	67.77	3/12/2019
	9/30/2009	4,247	12,743	74.30	3/12/2019
	12/31/2009	4,247	12,743	80.23	3/12/2019
	2/24/2010	—	6,966	75.74	2/24/2020	11,883	975,119
	6/30/2010	—	6,963	71.98	2/24/2020
	9/30/2010	—	6,963	80.31	2/24/2020
	12/31/2010	—	6,963	82.06	2/24/2020

		Options Awards(1)
		Number of	Number of			Stock Awards
		Securities	Securities			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised		Stock	of Stock	Shares
		Stock	Stock	Stock	Option/SAR	That	That Have
		Option/SARs	Options/ SARs	Option/SAR	Expiration	Have Not	Not
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested(2)

Ronald S. Milstein	1/9/2007	2,031	813	64.86	1/9/2017
	3/30/2007	2,031	813	75.20	1/9/2017
	6/29/2007	2,031	813	77.79	1/9/2017
	9/28/2007	2,031	813	80.78	1/9/2017
	1/8/2008	1,625	1,625	84.30	1/8/2018
	3/31/2008	1,625	1,625	73.75	1/8/2018
	7/30/2008	1,624	1,626	68.72	1/8/2018
	9/30/2008	1,624	1,626	71.15	1/8/2018
	3/12/2009	—	9,558	60.06	3/12/2019	4,996	409,972
	6/30/2009	3,185	9,557	67.77	3/12/2019
	9/30/2009	3,185	9,558	74.30	3/12/2019
	12/31/2009	3,185	9,557	80.23	3/12/2019
	2/24/2010	—	5,225	75.74	2/24/2020	8,912	731,319
	6/30/2010	—	5,222	71.98	2/24/2020
	9/30/2010	—	5,222	80.31	2/24/2020
	12/31/2010	—	5,222	82.06	2/24/2020

Randy B. Spell	1/16/2004	813	—	$25.49	1/16/2014
	3/31/2004	813	—	26.79	1/16/2014
	6/30/2004	813	—	24.53	1/16/2014
	9/30/2004	813	—	23.90	1/16/2014
	1/20/2005	1,625	—	32.09	1/20/2015
	3/31/2005	1,625	—	32.63	1/20/2015
	6/30/2005	1,625	—	32.86	1/20/2015
	9/30/2005	1,625	—	39.25	1/20/2015
	1/31/2006	3,250	—	46.25	1/31/2016
	3/31/2006	3,250	—	47.86	1/31/2016
	6/30/2006	3,250	—	51.64	1/31/2016
	9/30/2006	3,250	—	55.35	1/31/2016
	1/9/2007	2,437	813	64.86	1/9/2017
	3/30/2007	2,437	813	75.20	1/9/2017
	6/29/2007	2,437	813	77.79	1/9/2017
	9/28/2007	2,437	813	80.78	1/9/2017
	1/8/2008	1,625	1,625	84.30	1/8/2018
	3/31/2008	1,625	1,625	73.75	1/8/2018
	7/30/2008	1,624	1,626	68.72	1/8/2018
	9/30/2008	1,624	1,626	71.15	1/8/2018
	3/12/2009	3,185	9,558	60.06	3/12/2019	4,996	$409,972
	6/30/2009	3,185	9,557	67.77	3/12/2019
	9/30/2009	3,185	9,558	74.30	3/12/2019
	12/31/2009	3,185	9,557	80.23	3/12/2019
	2/24/2010	—	5,225	75.74	2/24/2020	8,912	731,319
	6/30/2010	—	5,222	71.98	2/24/2020
	9/30/2010	—	5,222	80.31	2/24/2020
	12/31/2010	—	5,222	82.06	2/24/2020

		Options Awards(1)
		Number of	Number of			Stock Awards
		Securities	Securities			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised		Stock	of Stock	Shares
		Stock	Stock	Stock	Option/SAR	That	That Have
		Option/SARs	Options/ SARs	Option/SAR	Expiration	Have Not	Not
Name	Grant Date	Exercisable	Unexercisable	Exercise Price	Date	Vested	Vested(2)

Charles E. Hennighausen	1/20/2005	813	—	$32.09	1/20/2015
	3/31/2005	813	—	32.63	1/20/2015
	6/30/2005	813	—	32.86	1/20/2015
	9/30/2005	813	—	39.25	1/20/2015
	1/31/2006	1,625	—	46.25	1/31/2016
	3/31/2006	1,625	—	47.86	1/31/2016
	6/30/2006	3,250	—	51.64	1/31/2016
	9/30/2006	3,250	—	55.35	1/31/2016
	1/9/2007	2,437	813	64.86	1/9/2017
	3/30/2007	2,437	813	75.20	1/9/2017
	6/29/2007	2,437	813	77.79	1/9/2017
	9/28/2007	2,437	813	80.78	1/9/2017
	1/8/2008	1,625	1,625	84.30	1/8/2018
	3/31/2008	1,625	1,625	73.75	1/8/2018
	7/30/2008	1,624	1,626	68.72	1/8/2018
	9/30/2008	1,624	1,626	71.15	1/8/2018
	3/12/2009	2,761	8,283	60.06	3/12/2019	4,330	$355,320
	6/30/2009	2,760	8,284	67.77	3/12/2019
	9/30/2009	2,761	8,283	74.30	3/12/2019
	12/31/2009	2,760	8,284	80.23	3/12/2019
	2/24/2010	—	4,527	75.74	2/24/2020	7,724	633,831
	6/30/2010	—	4,526	71.98	2/24/2020
	9/30/2010	—	4,526	80.31	2/24/2020
	12/31/2010	—	4,526	82.06	2/24/2020
Martin L. Orlowsky	1/9/2007	—	2,500	64.86	1/9/2017
	3/30/2007	—	2,500	75.20	1/9/2017
	6/29/2007	—	2,500	77.79	1/9/2017
	9/28/2007	7,500	2,500	80.78	1/9/2017
	1/8/2008	5,000	5,000	84.30	1/8/2018
	3/31/2008	—	5,000	73.75	1/8/2018
	7/30/2008	—	5,000	68.72	1/8/2018
	9/30/2008	—	5,000	71.15	1/8/2018
	3/12/2009	—	50,970	60.06	3/12/2019	26,641	2,186,160
	6/30/2009	—	50,970	67.77	3/12/2019
	9/30/2009	—	50,970	74.30	3/12/2019
	12/31/2009	16,989	50,970	80.23	3/12/2019
	2/24/2010	—	27,856	75.74	2/24/2020	47,531	3,900,394
	6/30/2010	—	27,854	71.98	2/24/2020
	9/30/2010	—	27,854	80.31	2/24/2020
	12/31/2010	—	27,854	82.06	2/24/2020

(1)	As part of the Separation, in 2008 we converted all outstanding stock options or SARs awarded under the Carolina Group Stock Plan (administered by Loews’ compensation committee) on a one-for-one basis into stock options or SARs exercisable in our Common Stock under the 2008 Plan with the same terms and conditions as the then existing awards.

(2)	Calculated using the closing price of our Common Stock on December 31, 2010 ($82.06).

Option Exercises and Stock Vested for 2010

The following table sets forth information regarding the stock options exercised for each Named Executive Officer, including the number and realized value of shares acquired in aggregate upon exercise of stock options and SARs during 2010 based on the closing price of shares on the exercise date. No restricted shares awarded to the Named Executive Officers vested in 2010.

Option Awards
	Number of	Value
	Shares Acquired	Realized
Name	on Exercise	on Exercise(1)

Martin L. Orlowsky	98,469	$1,744,311
David H. Taylor	—	—
Randy B. Spell	—	—
Ronald S. Milstein	11,313	371,807
Charles E. Hennighausen	—	—

(1)	For purposes of this table, the value realized on exercise reflects the difference between the market price of our Common Stock realized by the Named Executive Officer at the time of exercise and the exercise price of the SARs or stock options.

Pension Benefits for 2010

The following table sets forth information relating to the retirement benefits for the Named Executive Officers as of December 31, 2010 under the Pension Plan and the Benefit Equalization Plan, including the supplemental retirement benefit for Mr. Orlowsky provided by his Employment Agreement. No payments were made from these benefit plans or arrangements to the Named Executive Officers during 2010. Mr. Orlowsky retired from the Company, effective December 31, 2010, and will receive retirement benefits beginning in 2011.

			Present Value of
		Number of Years	Accumulated Plan
Name	Plan Name	Credited Service	Benefit(4)

Murray S. Kessler	Pension Plan(1)	0.3	$—
	Benefit Equalization Plan(2)	0.3	—

	Total		—
David H. Taylor	Pension Plan(1)	3.0	65,255
	Benefit Equalization Plan(2)	3.0	175,800

	Total		241,055
Randy B. Spell	Pension Plan(1)	33.9	1,201,847
	Benefit Equalization Plan(2)	33.9	2,283,896

	Total		3,485,743
Ronald S. Milstein	Pension Plan(1)	14.5	220,262
	Benefit Equalization Plan(2)	14.5	652,450

	Total		872,712
Charles E. Hennighausen	Pension Plan(1)	8.2	219,221
	Benefit Equalization Plan(2)	8.2	392,303

	Total		611,524
Martin L. Orlowsky	Pension Plan(1)	20.2	525,992
	Benefit Equalization Plan(2)	20.2	4,605,774
	Supplemental Retirement Benefit(3)	9.8	3,935,585

	Total		9,067,351

(1)	These amounts represent the calculated pension value provided by the qualified retirement plan as of December 31, 2010. The calculation is based on the average of five highest annual years of base salary (subject to IRS limits) over the last ten years of service multiplied by the number of years of credited service multiplied by 1.2% (1.6% for credited service prior to January 1, 1982).

(2)	These amounts represent the calculated non-qualified retirement benefit value provided by the Benefit Equalization Plan. The benefit calculation for the Benefit Equalization Plan is the same as the Pension Plan calculation using the salary amounts in excess of the specific IRS limits for each of the years of the executive’s credited service.

(3)	This amount represents a supplemental retirement benefit for Mr. Orlowsky provided pursuant to his Employment Agreement payable in a lump sum in accordance with the terms of the Benefit Equalization Plan based on additional credited service of 9.8 years to provide for 30 years of total credited service. See “Chief Executive Officer Compensation” above for more information.

(4)	The values included in this column have been calculated as of December 31, 2010 assuming the earliest retirement date on which each Named Executive Officer will receive unreduced retirement benefits under the Pension Plan and Benefit Equalization Plan (and in the case of Mr. Orlowsky, the supplemental retirement benefit pursuant to his Employment Agreement); a discount rate of 5.75%; 4.25% interest rate for lump sum calculations, except 5.75% for Messrs. Kessler and Taylor and 3.80% for Mr. Orlowsky; and no pre-retirement death, disability or termination.

For purposes of these calculations, the present values of the accumulated plan benefits are determined as of the earliest date on which the Named Executive Officers would receive unreduced retirement benefits under the respective plans. Pursuant to the terms of the Pension Plan and Benefit Equalization Plan as of December 31, 2010, Mr. Orlowsky was eligible for normal retirement benefits; Mr. Spell was eligible for unreduced early retirement benefits; and Messrs. Kessler, Taylor, Milstein and Hennighausen were not eligible for retirement benefits.

Benefits under the Pension Plan and Benefit Equalization Plan vest when a participant has five years of credited service. Participants in the Pension Plan and the Benefit Equalization Plan are eligible for normal retirement at age 65 with 5 or more years of credited service, unreduced early retirement benefits at age 55 with 30 or more years of credited service and at age 60 with ten or more years of credited service, and reduced early retirement benefits at age 55 with 5 or more years of service. Reduced early retirement benefits are determined by reducing the normal retirement benefit by approximately 5% for each year prior to age 65. Upon retirement, participants in the Pension Plan may elect a single life annuity, a joint and survivor annuity, or a 10-year certain annuity and participants in the Benefit Equalization Plan receive a lump sum payment. See “Retirement Benefits” above for additional information regarding our retirement plans.

Potential Payments upon Termination of Employment or Change in Control

The following table sets forth the estimated payments and benefits that would be provided to each Named Executive Officer who was employed by us on December 31, 2010 (except Mr. Orlowsky who retired in 2010), pursuant to the terms of any contract, agreement, plan or arrangement that provides for such payments and benefits following, or in connection with, a termination of the Named Executive Officer’s employment, including by involuntary termination not for cause, involuntary termination for cause, retirement, death or disability or in connection with a Change in Control (as defined in the applicable severance plan or agreement) with or without a termination of the Named Executive Officer. For purposes of calculating the amounts in the table, we have assumed that the Change in Control event and/or termination took place in that sequence on December 31, 2010 (the last business day of our most recently completed fiscal year) using the closing price of our Common Stock on such date ($82.06 per share) for purposes of calculating the value of any stock awards in accordance with the rules and regulations under the Exchange Act. The “Involuntary Termination not for Cause” column includes termination by the Named Executive Officer for Good Reason, as such term is defined under the applicable severance plan or Severance Agreement. The “Change in Control with Termination” column provides for payments as a result of a qualified termination pursuant to the Severance Agreements. The amounts shown in the table include estimates of what would have been paid to the Named Executive Officers upon the occurrence of the specified event. The actual amounts that would be paid to the Named Executive Officers can only be determined at the time of such an event. See the discussion that follows the table for additional information regarding the estimated payments and benefits.

				Change in
		Involuntary	Involuntary	Control	Change in
Name and	Voluntary	Termination	Termination	without	Control with
Description of Potential Payments	Termination	not for Cause	for Cause	Termination	Termination	Death	Disability	Retirement

Murray S. Kessler
Severance	$—	$2,400,000	$—	$—	$9,000,000	$—	$—	$—
Accelerated Stock Vesting/AIP Payout	—	1,800,000	—	2,842,442	2,842,442	2,834,448	2,834,448	—
Enhanced Retirement Benefit	—	—	—	—	29,400	—	—	—
Healthcare Benefits	—	81,959	—	—	81,959	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	—	—	—	—

Total	—	4,306,959	—	2,842,442	11,978,801	2,834,448	2,834,448	—

David H. Taylor Severance	—	1,738,818	—	—	5,008,227	—	—	—
Accelerated Stock Vesting/AIP Payout	—	800,000	—	3,106,027	3,106,027	2,321,721	2,321,721	—
Enhanced Retirement Benefit	—	—	—	—	344,544	—	—	—
Healthcare Benefits	—	73,288	—	—	73,288	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	3,125,818	—	—	—

Total	—	2,637,106	—	3,106,027	11,682,904	2,321,721	2,321,721	—

Randy B. Spell
Severance	—	1,323,070	—	—	3,634,605	—	—	—
Accelerated Stock Vesting/AIP Payout	—	550,000	—	2,301,601	2,301,601	1,691,291	1,691,291	550,000
Enhanced Retirement Benefit	—	—	—	—	29,400	—	—	—
Healthcare Benefits	—	81,080	—	—	81,080	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	1,981,535	—	—	—

Total	—	1,979,150	—	2,301,601	8,053,221	1,691,291	1,691,291	550,000

Ronald S. Milstein
Severance	—	1,273,762	—	—	3,560,643	—	—	—
Accelerated Stock Vesting/AIP Payout	—	550,000	—	2,301,601	2,301,601	1,691,291	1,691,291	—
Enhanced Retirement Benefit	—	—	—	—	299,075	—	—	—
Healthcare Benefits	—	81,959	—	—	81,959	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,318,847	—	—	—

Total	—	1,930,721	—	2,301,601	8,587,125	1,691,291	1,691,291	—

Charles E. Hennighausen
Severance	—	1,258,028	—	—	3,237,042	—	—	—
Accelerated Stock Vesting/AIP Payout	—	450,000	—	1,978,352	1,978,352	1,439,151	1,439,151	—
Enhanced Retirement Benefit	—	—	—	—	356,721	—	—	—
Healthcare Benefits	—	81,959	—	—	81,959	—	—	—
Outplacement Services	—	25,000	—	—	25,000	—	—	—
280G Tax Gross Up	—	—	—	—	2,003,464	—	—	—

Total	—	1,814,987	—	1,978,352	7,682,538	1,439,151	1,439,151	—

Severance.  The Named Executive Officers, except Mr. Orlowsky, are eligible for post-termination severance payments pursuant to (i) the Severance Plan for a termination not for cause or a termination for good reason, as defined in the Severance Plan, and not in connection with a Change in Control event and (ii) the Severance Agreements for a termination not for Cause or a termination for Good Reason, as defined in the Severance Agreements, and in connection with a Change in Control event. In the event of a Change in Control, the Severance Agreements provide for the payment of the 2010 AIP. However, since this amount would already have been accelerated as a result of the Change in Control event pursuant to the 2008 Plan, this amount is included under “Accelerated Stock Vesting/AIP Payout.” See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Accelerated Stock Vesting and AIP Payout.  All of the stock awards made to our Named Executive Officers have been granted under the 2008 Plan and are subject to the vesting and other terms set forth in the award certificates and the 2008 Plan. Pursuant to the terms of the 2008 Plan, in the event of a Change in Control (as defined in the 2008 Plan), the Compensation Committee has the discretion to determine the treatment of all outstanding stock awards, unless the award certificate provides otherwise. If the Committee does not exercise its discretion, any stock option award or SAR award carrying a right to exercise that was not previously vested and exercisable becomes fully vested and exercisable, and any restrictions, deferral limitations, payment conditions and forfeiture conditions for restricted stock and other stock awards lapse and such awards are deemed fully vested. Any performance conditions imposed with respect to such awards are deemed to be fully achieved. In addition, pursuant to the terms of the award certificates, restricted stock awards vest immediately upon the death or disability of the recipient. For purposes of calculating the amounts in the table, we have assumed that any outstanding unvested restricted stock, stock option and SAR awards would vest as of December 31, 2010 using the closing price of our Common Stock ($82.06) on such date.

The 2010 AIP for our Named Executive Officers was in effect as of December 31, 2010 and was established in accordance with the terms of the 2008 Plan. As discussed above with regard to stock awards, in the event of a Change in Control, the performance conditions imposed with respect to such awards are deemed to be fully achieved and the target payout amount is payable to the Named Executive Officers. In the event of the death, disability or retirement after age 62 of a Named Executive Officer, the performance conditions under the 2010 AIP are deemed to be fully achieved and the target payout amount, pro rated according to the time the Named Executive Officer participated during the 2010 measurement period, is payable to the Named Executive Officer or his or her estate. In the event of the retirement prior to age 62 of a Named Executive Officer, the performance conditions under the 2010 AIP are deemed to be fully achieved and 50% of the target payout amount, pro rated according to the time the Named Executive Officer participated in the 2010 AIP, is payable to the Named Executive Officer. The amounts for the 2010 AIP included in the table reflect the target incentive payout level which would have been the value used in the event of a termination as of December 31, 2010. See “2010 Annual Incentive Plan” above for additional information.

Enhanced Retirement Benefit.  We have included any enhanced retirement benefits provided for under the Severance Agreements in this column. For a Change in Control related termination event only, these amounts include three years of additional age and credited service under the Pension Plan and Benefit Equalization Plan as well as three years of additional matching contributions by the Company under the Lorillard Tobacco Company Employees Savings Plan, a defined contribution plan (the “401(k) Plan”). The total amount of the Company’s matching contributions under the 401(k) Plan were calculated using the 2011 compensation limit since the IRS limits for 2012 and 2013 are not available. We have not included amounts which the Named Executive Officers would be eligible to receive now or in the future pursuant to the Pension Plan and Benefit Equalization Plan in this table as these amounts are set forth in the “Pension Benefits for 2010” table above. Mr. Spell was eligible for unreduced retirement under the Pension Plan and Benefit Equalization Plan as of December 31, 2010. Messrs. Kessler, Taylor, Milstein and Hennighausen were not eligible for retirement under the Pension Plan and Benefit Equalization Plan as of December 31, 2010. See “Retirement Benefits” above for more information.

Healthcare Benefits.  Pursuant to the terms of the Severance Plan and Severance Agreement, the Named Executive Officers are entitled to healthcare benefits for a period of three years following the specified event of termination not for cause or following a Change in Control. The amounts shown in the table represent the value of three years of COBRA continuation healthcare coverage, including a tax gross up of $28,686 for Messrs. Kessler, Milstein and Hennighausen, $28,378 for Mr. Spell and $25,651 for Mr. Taylor. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Outplacement Services.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers are generally entitled to $25,000 in outplacement services following a termination not for cause or in connection with a Change in Control event. Pursuant to the terms of the Severance Plan, the Named Executive Officers are entitled to outplacement services for 24 months, which, for purposes of this table, we have determined to be valued at $25,000 consistent with the benefit paid under the Severance Agreements. See “Change in Control and Other

Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

280G Tax Gross Up.  Pursuant to the terms of the Severance Agreements, the Named Executive Officers, other than Mr. Kessler, are entitled to a gross-up payment equal to the amount necessary to reimburse the executive for the effect of any federal excise tax levied on “excess parachute payments,” except that the gross up payment will not be paid, and the severance payments otherwise payable to the executive will be reduced, unless payment of the gross up payment would increase the after-tax benefit to the executive by more than 10%. See “Change in Control and Other Severance Arrangements” above for more information regarding the payments and benefits payable under the Severance Plan and Severance Agreements.

Mr. Kessler’s Severance Agreement includes a “better of net-after-tax or cutback” provision which generally provides for a reduction in “excess parachute payments” to less than three times his “base amount” pursuant to Section 280G of the Code, if such reduction would place him in a better after-tax financial position than if the full severance amount, including applicable taxes, was paid. See “Chief Executive Officer Compensation” above for additional information.

Mr. Orlowsky’s Retirement Benefits.  As discussed previously, Mr. Orlowsky retired from the Company on December 31, 2010 after 20 years of service, including eleven years as President and Chief Executive Officer. Pursuant to the SEC disclosure requirements, we are providing a summary of the actual payments made to Mr. Orlowsky as part of his retirement from the Company. In addition to the retirement benefits set forth in the “Pension Benefits for 2010” table above, Mr. Orlowsky also received certain enhancements to his retirement benefits. In order to ensure a smooth transition process and have Mr. Orlowsky available to the Company after his retirement, the Company entered into a Consulting Agreement with Mr. Orlowsky to provide consulting services to the Company and the Board of Directors for a two-year period ending on December 31, 2012. In consideration of these services, Mr. Orlowsky will be paid $500,000 per year beginning in 2011 and any outstanding unvested equity awards will continue to vest pursuant to their terms and all unvested restricted stock on December 31, 2012 will vest as of such date. As a result, on August 13, 2010 the Company modified the equity awards that were previously granted to extend or accelerate the vesting periods of such awards pursuant to the terms of the Consulting Agreement. Accordingly, the fair value for these amendments to the outstanding equity awards on August 13, 2010 ($8,002,133) are reported in addition to the fair value of the restricted stock and stock option awards as granted in 2010 ($4,428,744). The SEC guidance indicates that this disclosure best represents the two compensation decisions made during 2010, the granting of the original equity awards and the amendment of outstanding equity awards. As a result, the aggregate grant date fair values of the original and modified stock awards are significantly greater than the amount to be expensed in our financial statements for these awards ($5,757,191). See “Grants of Plan-Based Awards in 2010” and “Chief Executive Officer Compensation” above for additional information. If Mr. Orlowsky fails to comply with the confidentiality, non-solicitation and non-competition covenants and certain other provisions in the agreement, all outstanding unvested equity awards held by Mr. Orlowsky will be forfeited.

EQUITY COMPENSATION PLAN INFORMATION

The table below reflects the number of securities issued and the number of securities remaining which were available for issuance under the 2008 Incentive Compensation Plan as of December 31, 2010.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected
Plan Category	and Rights(2)	and Rights(3)	in Column(a))

Equity compensation plans approved by security holders(1)	1,728,796	$69.56	1,767,101
Equity compensation plans not approved by security holders	—	—	—

Total	1,728,796	$69.56	1,767,101

(1)	The 2008 Incentive Compensation Plan was approved by our shareholders at the annual meeting of shareholders on May 21, 2009.

(2)	Includes 325,861 stock option awards, 1,150,252 SAR awards and 252,683 shares of restricted stock, subject to certain vesting requirements which may or may not be met.

(3)	Because there is no exercise price associated with the restricted stock, the shares of restricted stock described in Note 2 above are not included in the weighted-average exercise price calculation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding Common Stock, as of March 29, 2011, by those persons who are known to us to be beneficial owners of 5% or more of our Common Stock, by each of our directors and Named Executive Officers and by our directors and executive officers as a group.

	Shares	Percent of
	Beneficially	Common Stock
Name	Owned(1)	Outstanding(2)

Principal Shareholders:
BlackRock Inc.(3)	15,550,302	10.8%
40 East 52nd Street
New York, NY 10022
Capital Research Global Investor(4)	12,538,600	8.7%
333 South Hope Street
Los Angeles, CA 90071
Columbia Management Investment Advisers, LLC(5)	11,251,321	7.8%
100 Federal Street
Boston, MA 02110
Directors and Named Executive Officers:
Murray S. Kessler(6)	92,657	*
David H. Taylor(7)	85,613	*
Randy B. Spell(8)	101,082	*
Ronald S. Milstein(9)	72,830	*
Charles E. Hennighausen(10)	82,620	*
Robert C. Almon(11)	4,643	*
Dianne Neal Blixt(12)	1,576	*
Virgis W. Colbert(13)	4,954	*
David E.R. Dangoor(14)	7,454	*
Kit D. Dietz(13)	4,954	*
Richard W. Roedel(15)	4,954	*
Nigel Travis(16)	5,084	*
All Directors and Executive Officers as a Group (12 persons)	468,421	*

*	Represents less than one percent.

(1)	Based upon information furnished to us by the respective shareholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our Common Stock, then such Common Stock is considered beneficially owned by that person under the SEC rules. Shares of our Common Stock beneficially owned include direct and indirect ownership of shares, restricted stock and stock options and stock appreciation rights which are vested or are expected to vest within 60 days of March 29, 2011. Unless otherwise indicated in the table, the address of all listed shareholders is c/o Lorillard, Inc., 714 Green Valley Road, Greensboro, North Carolina 27408.

(2)	Based upon 143,713,505 shares of our Common Stock outstanding as of March 29, 2011. Shares which vest or are expected to vest within 60 days of March 29, 2011 are deemed outstanding for the purpose of computing the percentage ownership for the named shareholder, director and executive officer.

(3)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G/A filed with the SEC by BlackRock Inc. on behalf of itself and its affiliates on January 10, 2011.

(4)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by Capital Research Global Investor, a division of Capital Research and Management Company, on behalf of itself and its affiliates on February 11, 2011.

(5)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC jointly by Columbia Management Investment Advisers, LLC and its parent company, Ameriprise Financial, Inc., on behalf of itself and its affiliates on February 11, 2011.

(6)	Represents 12,500 shares of our Common Stock directly held by Mr. Kessler and 80,157 shares of restricted stock.

(7)	Represents 31,172 shares of restricted stock held by Mr. Taylor and exercisable options and/or stock appreciation rights to purchase 54,441 shares of our Common Stock.

(8)	Represents 1,500 shares of our Common Stock directly held by Mr. Spell, 23,379 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 76,203 shares of our Common Stock.

(9)	Represents 809 shares of our Common Stock directly held by Mr. Milstein, 23,379 shares of restricted stock and exercisable options and/or stock appreciation rights to purchase 48,642 shares of our Common Stock.

(10)	Represents 20,262 shares of restricted stock held by Mr. Hennighausen and exercisable options and/or stock appreciation rights to purchase 62,358 shares of our Common Stock.

(11)	Represents 3,424 shares of our Common Stock directly held and 1,219 shares of restricted stock.

(12)	Represents 342 shares held by Ms. Blixt’s spouse and 1,234 shares of restricted stock.

(13)	Represents 3,735 shares of our Common Stock directly held and 1,219 shares of restricted stock.

(14)	Represents 3,735 shares of our Common Stock directly held, 2,500 shares held by Mr. Dangoor in an IRA and 1,219 shares of restricted stock.

(15)	Represents 1,342 shares of our Common Stock directly held, 2,393 shares held by Mr. Roedel’s spouse and 1,219 shares of restricted stock.

(16)	Represents 3,865 shares of our Common Stock directly held and 1,219 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than ten percent beneficial owners are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based on our review of the copies of such forms we have received and written representations from such reporting persons, we believe that all of our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during 2010, except for one Form 4 for Mr. Orlowsky filed on November 1, 2010, which was filed one day late due to an administrative error.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

We have a written policy regarding related person transactions which requires that any transaction, regardless of the size or amount involved, involving the Company or any of its subsidiaries in which a “related person” had or will have a direct or indirect material interest must be reviewed and approved or ratified by the Audit Committee. Directors and executive officers are required to submit all related person transactions to our General Counsel for review and reporting to the Audit Committee. A “related person” is any director, nominee for director, executive officer, holder of 5% or more of any class of our outstanding voting securities and any immediate family member of such person who shares the same household. In addition to our written policy, our legal staff is responsible for the development and implementation of other processes and controls, including regular director and officer questionnaires, to obtain information from the directors and executive officers with respect to related person transactions. Based on the facts and circumstances identified through the written policy and these information gathering processes, the Audit Committee determines whether the Company or a related person has a direct or indirect material interest in any transactions identified. During 2010, there were no reportable related person transactions.

PROPOSAL NO. 4 — RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Deloitte & Touche LLP has served as our independent registered public accounting firm since prior to the Separation. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission provides shareholders an opportunity to provide feedback on an important issue of corporate governance. If shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. In the event that Deloitte & Touche LLP is unable to serve as independent registered public accounting firm for the fiscal year ending December 31, 2011 for any reason, the Audit Committee will appoint another independent registered public accounting firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions regarding the Company.

Vote Required

Approval of the ratification of selection of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote, provided that a quorum is present. Pursuant to applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will have the same effect as negative votes. Pursuant to NYSE regulations, brokers have discretionary voting power with respect to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. UNLESS MARKED TO THE CONTRARY, SIGNED PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Auditor”) and (iv) the performance of the Company’s internal audit function and Independent Auditor. The Audit Committee operates pursuant to a written charter. Management is responsible for the financial reporting process, including the preparation of the financial statements and system of internal control over financial reporting. The Company’s Independent Auditor is responsible for auditing the financial statements in accordance with generally accepted auditing standards, issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles, and performing an assessment of the Company’s internal control over financial reporting.

The Audit Committee has met and held discussions with management and the Independent Auditor regarding the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting and significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited financial statements with management and the Independent Auditor. The Audit Committee met with the Independent Auditor, with and without management present, to discuss the results of its evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Independent Auditor those matters required by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended. In addition, the Audit Committee discussed with the Independent Auditor its independence from the Company and management, and the Audit Committee has received and reviewed the written disclosures and letter from the Independent Auditor as required by the applicable standards and rules of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee
Richard W. Roedel (Chair)
Robert C. Almon
David E.R. Dangoor
Dianne Neal Blixt

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our Independent Auditor. The Audit Committee has adopted a pre-approval policy and implemented procedures which provide that all engagements of our Independent Auditor are reviewed and pre-approved by the Audit Committee, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which our Audit Committee approves prior to the completion of the audit. The pre-approval policy also delegates pre-approval authority to the Chairman of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2010 and 2009, professional services were performed for us by Deloitte & Touche LLP, our Independent Auditor. Audit and audit-related fees aggregated approximately $1,656,000 and $1,681,000 for the years ended December 31, 2010 and 2009, respectively. Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates. All fees and services incurred were approved in accordance with the Audit Committee’s pre-approval policy.

	Year Ended
	December 31,
Fees by Type	2010	2009
	(In 000s)

Audit fees	1,205	1,251
Audit-related fees	451	430
Tax fees	453	737
All other fees	—	—

Total	2,109	2,418

Audit Fees.  The aggregate fees billed for professional services rendered by the Independent Auditor were approximately $1,205,000 and $1,251,000 for the years ended December 31, 2010 and 2009, respectively, and primarily related to the annual audits of the consolidated financial statements included in our Annual Reports on Form 10-K and our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 as well as reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees billed during the year ended December 31, 2010 and 2009 were approximately $451,000 and $430,000, respectively, and primarily related to consents, comfort letters, accounting due diligence, the statutory audit of a subsidiary and benefit plan audits.

Tax Fees.  The aggregate fees billed for tax services during the year ended December 31, 2010 and 2009 were approximately $453,000 and $737,000, respectively. These fees related to tax compliance, tax advice and tax planning for the years ended December 31, 2010 and 2009.

All Other Fees.  There were no fees billed for all other services during the years ended December 31, 2010 and 2009.

PROPOSAL NO. 5 — SHAREHOLDER PROPOSAL ON A MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS

The United Brotherhood of Carpenters Pension Fund, (the “Fund”) located at 101 Constitution Avenue, N.W., Washington, D.C. 20001, has advised us that it plans to introduce the following resolution. The Fund is the beneficial holder of 2,326 shares of our common stock.

Resolved:  That the shareholders of Lorillard, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  Lorillard’s Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

Over the past five years, a significant majority of companies in the S&P 500 Index has adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

The Lorillard Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including Altria Group, Brown-Forman Corporation, The Coca-Cola Company, ConAgra Foods, Dean Foods, General Mills and Sara Lee Corporation have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Lorillard, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard.

Company’s Response:

The Board of Directors has determined not to make a voting recommendation on this proposal for the following reasons:

The Board of Directors has considered the shareholder proposal set forth above relating to a majority vote for director elections, and at this time has determined neither to oppose or support the proposal and to make no voting recommendation to shareholders. If passed, the proposal, which is advisory in nature, would request that the Board of Directors initiate a process to provide for a majority vote for uncontested elections of directors. The Board recognizes that this has been a controversial matter for other companies and believes there are valid arguments for and against adopting a majority vote standard for director elections. This proposal will provide shareholders with an opportunity to express their views on this topic.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS IS NEITHER SUPPORTING NOR OPPOSING THIS PROPOSAL AND MAKES NO VOTING RECOMMENDATION.

PROPOSAL NO. 6 — SHAREHOLDER PROPOSAL ON REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Comptroller of the State of New York, The Honorable Thomas P. DiNapoli, located at 1633 Third Avenue- 31st Floor, New York, New York, 10017, in his capacity as the sole trustee of the New York State Common Retirement Fund (the “Fund”) and the administrative head of the New York State and Local Employees’ Retirement System and the New York State Police and Fire Retirement System, has advised us that the Fund plans to introduce the following resolution. The Fund is the beneficial holder of 519, 689 shares of our common stock.

Resolved, that the shareholders of Lorillard Inc. hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referendums. The report shall include the following:

(a) An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

(b) The title of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Lorillard Inc., we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties, political organizations or ballot referendums; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the majority in the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.” This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Lorillard Inc. contributed at least $967,290 in corporate funds since the 2002 election cycle. (CQ:http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Company’s Response:

The Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal for the following reasons:

Our Board of Directors has considered this proposal and, while it supports the transparency and accountability objectives, believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or its shareholders.

Our business is subject to extensive regulation at all levels of government. We seek to be an effective participant in the public policy decision making process by making prudent political contributions and expenditures when they advance the Company’s business objectives. The Company complies with all applicable laws and regulations pertaining to political campaign contributions, at the federal, state and local levels, including those requiring specific disclosures. These extensive legal and regulatory disclosures provide ample transparency and public access to information regarding the scope of the Company’s political involvement. Current law limits the amounts that can be contributed, restricts the organizations or entities that can receive corporate funding and establishes a clear system of accountability that is already in place. In fact, political contributions or donations made by the Company are required to be disclosed under federal, state and local campaign finance law, and under the Internal Revenue Code. As a result, information on the Company’s political contributions is readily available to shareholders and interested parties through public sources. Proponents of the proposal have demonstrated that this information is already easily obtained by citing figures on previous political contributions made by the Company.

In many cases, corporations, including Lorillard, are prohibited from making political contributions. However, the campaign finance law in every state or municipality that permits corporate political contributions requires disclosure of those contributions by the recipient, the contributor, or both. To the extent corporate contributions to candidates or political parties are permitted by certain states, these states also require that such contributions be disclosed either by the recipient or by the donor. As this information is publicly available, data on political campaign contributions or expenditures by the Company may be obtained without the Company preparing an additional report.

The Internal Revenue Code also imposes public disclosure requirements regarding contributions and donations to political organizations. Any such organization that anticipates receiving contributions of $25,000 or more in a taxable year and does not file disclosure reports with the Federal Election Commission or a state or local election commission must register with the Internal Revenue Service (“IRS”) and file periodic reports disclosing its contributions and expenditures. These reports are publicly available on the IRS website. The Company complies fully with the IRS disclosure and reporting requirements.

Interested parties may obtain the disclosure reports described above from the United States federal government and from the states. Disclosure reports filed with the United States federal government may be found on the websites of the Federal Election Commission (www.fec.gov) and the IRS (www.irs.gov). Disclosure reports filed with state governments may be obtained from the websites of those state governments. The National Conference of State Legislatures (http://www.ncsl.org/programs/ethics/comprehensive_list.htm) provides hyperlinks to the pertinent state websites.

The Company undertakes a regular internal review and approval process for political contributions and expenditures to ensure donations are made in the best interests of our business and our shareholders. Management provides the Board of Directors with a report at least annually on all political contributions and expenditures that have been made by the Company.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may make political campaign contributions or expenditures may risk misrepresenting our political activities. Trade associations operate independently and we do not necessarily agree with all of the positions taken by trade associations. However, we may join trade associations and similar organizations for non-political reasons intended to further our commercial interests, educate our employees or further our ability to serve customers. In addition, the Company cannot report the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from the Company’s business.

We believe that the Company’s current policies and practices with regard to political contributions and expenditures, together with applicable federal and state reporting requirements, appropriately balance the Company’s interests in participating in the political process and the public interest in disclosure. Adopting a policy as set forth in the proposal would result in an unnecessary and unproductive use of Company resources. In addition, adoption of the proposed policy would require disclosure of proprietary information on a unilateral basis and could place the Company at a competitive disadvantage by revealing its legislative strategies and priorities. The Board is satisfied that the Company has in place a system of accountability and that Company assets are used for political objectives that are in the best long-term interest of the Company and its shareholders.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING REPORTING POLITICAL CONTRIBUTIONS AND EXPENDITURES.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING OF SHAREHOLDERS FOR 2012

Proposals from shareholders are given careful consideration by us in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”). We provide shareholders with the opportunity, under certain circumstances and consistent with our amended and restated by-laws and the rules of the Securities and Exchange Commission, to participate in the governance of the Company by submitting shareholder proposals or director nominations that they believe merit consideration at the annual meeting of shareholders for 2012. To enable management to analyze and respond to proposals or director nominations that shareholders wish to have included in the Proxy Statement and proxy card for that annual meeting, any such proposal or director nomination must be received by us in writing no later than December 7, 2011 consistent with Rule 14a-8. Any shareholder proposal or director nomination for the annual meeting of shareholders for 2012 that is not intended for inclusion in the Proxy Statement and proxy card will be considered “untimely” if it is received by us earlier than January 19, 2012 or after February 20, 2012. An untimely proposal may not be brought before or considered at our annual meeting of shareholders for 2012. Any shareholder proposal or director nomination submitted must also be made in compliance with our amended and restated by-laws. For more information regarding our by-law procedures for director nominations, please refer to “Corporate Governance — Nomination Process and Qualifications for Director Nominees.”

Proxies solicited by the Board of Directors for the annual meeting of shareholders for 2012 may confer discretionary authority to vote on any untimely shareholder proposals or director nominations without express direction from shareholders giving such proxies. All shareholder proposals and director nominations must be addressed to the attention of the Corporate Secretary at 714 Green Valley Road, Greensboro, North Carolina 27408. The Chairman of the annual meeting of shareholders may refuse to acknowledge the introduction of any shareholder proposal or director nomination not made in compliance with the foregoing procedures.

OTHER BUSINESS

As of April 6, 2011, our Board of Directors is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

By Order of the Board of Directors

Ronald S. Milstein
Senior Vice President, Legal and External Affairs,
General Counsel and Secretary

Appendix A

LORILLARD, INC.
INDEPENDENCE STANDARDS FOR DIRECTORS

The Board of Directors has adopted Corporate Governance Guidelines that contain director qualifications. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with Lorillard, Inc. or any of its subsidiaries (together, the “Company”), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. When making independence determinations, the Board will consider all relevant facts and circumstances, as well as all applicable legal and regulatory requirements, including NYSE corporate governance requirements and the rules and regulations of any other regulatory or self-regulatory body with jurisdiction over the Company. Notwithstanding the foregoing, none of the following relationships shall automatically disqualify any director or nominee from being considered “independent”:

(a) More than three years ago, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) (i) During any twelve-month period during the preceding three years, the director has received, or has an immediate family member who has received, less than $120,000 in direct compensation from the Company; or (ii) during any twelve-month period during the preceding three years the director has received, or has an immediate family member who has received, director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (iii) more than three years ago, the director has received, or has an immediate family member who has received, any such compensation (including amounts over $120,000 per year);

(c) The director or an immediate family member of the director is or was employed within the past three years as an executive officer of another organization for which any of the Company’s present executive officers at the same time serves or served on that organization’s board of directors (or similar body) or any committee thereof, except that the foregoing shall not apply to service by such executive officer on such organization’s compensation committee; or

(d) (i) The director is or was an employee, executive officer, partner (other than a limited partner) or significant equity holder of another organization that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other organization’s consolidated gross revenues, or (ii) an immediate family member of the director is or was an executive officer of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other company’s consolidated gross revenues.

In addition to these guidelines, members of certain committees of the Board, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

For purposes of these guidelines: (1) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b), above; (2) in applying the test under (d), above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (3) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; (4) a significant equity holder of an organization will normally be considered a shareholder, limited partner or member owning 10% or more of the voting or equity interests in that organization; and (5) a director’s service as a non-employee Chairman of the Board of Directors of the Company shall not be deemed employment by the Company under (a) above.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 p.m. eastern daylight time on May 18, 2011.

INTERNET
http://www.proxyvoting.com/lo
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE

1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     WO#
    96707
▼    FOLD AND DETACH HERE    ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. YOUR SHARES WILL BE VOTED AS SPECIFIED IN THIS CARD. IF A SIGNED CARD IS RECEIVED WITH NO SPECIFICATION MADE, THIS PROXY WILL BE VOTED (1) “FOR” PROPOSAL NOS., 1, 2 AND 4; (2) EVERY “1 YEAR” ON PROPOSAL NO. 3; (3) “ABSTAIN” ON PROPOSAL NO. 5; AND (4) “AGAINST” PROPOSAL NO. 6
Please mark your votes as indicated in this example	☒

	For	Withhold Authority
The Board of Directors recommends you	all nominees	to vote for all
vote “FOR” the following proposals:	listed	nominees	*EXCEPTIONS

1. To elect the three nominees named below to hold office as Class III Directors:	☐	☐	☐
01 Dianne Neal Blixt
02 David E. R. Dangoor
03 Murray S. Kessler
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions

		FOR	AGAINST	ABSTAIN

2.	To approve the advisory vote on the Company’s executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for every “1 YEAR” on the following proposal:

		1 year	2 years	3 years	Abstain

3.	To approve holding future advisory votes on the Company’s executive compensation every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:
			FOR	AGAINST	ABSTAIN

4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

The Board of Directors makes no recommendation as to the following proposal:
			FOR	AGAINST	ABSTAIN

5.	To approve the shareholder proposal on a majority vote standard for director elections.		☐	☐	☐

The Board of Directors recommends you vote “AGAINST” the following proposal:
			FOR	AGAINST	ABSTAIN

6.	To approve the shareholder proposal on reporting political contributions and expenditures.		☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting.	Yes	☐	No	☐

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		Mark Here for Address Change or Comments SEE REVERSE		☐

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Signature	Date

LORILLARD, INC.
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
ADMISSION TICKET

Lorillard, Inc. Annual Meeting of Shareholders for 2011 May 19, 2011 10:00 a.m.	O.Henry Hotel 624 Green Valley Road Greensboro, NC 27408

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://investors.lorillard.com/phoenix.zhtml?c=134955&p=irol-proxy
▼    FOLD AND DETACH HERE    ▼
LORILLARD, INC.
This proxy is solicited on behalf of the Board of Directors of Lorillard, Inc.
for the Annual Meeting of Shareholders for 2011 on May 19, 2011.
       The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders for 2011 of Lorillard, Inc. (“Lorillard” or the “Company”) and the accompanying Proxy Statement to be held on May 19, 2011 starting at 10:00 a.m., eastern daylight time, at the O.Henry Hotel, 624 Green Valley Road, Greensboro, North Carolina 27408, and (2) appoints David H. Taylor and Ronald S. Milstein, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Lorillard that the undersigned would be entitled to cast if personally present at the annual meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the annual meeting, all in accordance with, and as described in, the accompanying Notice of Annual Meeting of Shareholders for 2011.
       The Board of Directors makes the following recommendation: (1) a vote “FOR” the proposal to elect the three nominees named in the attached Proxy Statement to hold office as Class III Directors until the Annual Meeting of Shareholders for 2014, and until their successors are duly elected and qualified; (2) a vote “FOR” the approval of the non-binding, advisory vote on the Company’s executive compensation; (3) a vote for “1 YEAR” for the frequency of future advisory votes on the Company’s executive compensation; (4) a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; (5) no recommendation on the shareholder proposal on a majority vote standard for director elections; and (6) a vote “AGAINST” the shareholder proposal on reporting political contributions and expenditures.
       The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Lorillard and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.
Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO# 96707
(Continued and to be marked, dated and signed, on the other side)